Exhibit 4.15

LEASE AGREEMENT

Basic Lease Information

Lease Date:	August 31, 2007.

Landlord:	1201 Northland Drive LLC, a Minnesota limited liability company

Landlord’s Address for Notices:	1201 Northland Drive LLC
c/o Eagle Ridge Partners LLC
5753 Wayzata Boulevard
St. Louis Park, MN 55416

with a required copy to:

Fabyanske, Westra, Hart & Thomson, PA
Attention: Steven C. Cox
Suite 1900
800 LaSalle Avenue
Minneapolis, MN 55402

Landlord’s Address for the Payment of Rent:	1201 Northland Drive LLC
c/o Barthe & Wahrman PA
Suite 510
3601 Minnesota Drive
Bloomington, MN 55435

Tenant:	AppTec Laboratory Services, Inc., a Delaware corporation

Tenant’s Notice Address:	AppTec Laboratory Services, Inc.
2540 Executive Drive
Mendota Heights, MN 55120

Land:	The 2 parcels of real property legally described as Lot 1, Block 1, Mendota Heights Business Center 3rd Addition, and Lot 1, Block 1, Mendota Heights Business Center 4th Addition, both in Dakota County, Minnesota (collectively, the “Land”).

Buildings:	The 2 adjacent single-story buildings on the Land at 1201 Northland Drive and 2540 Executive Drive, Mendota Heights, Minnesota 55120 (the “Buildings”). The Building at 1201 Northland Drive contains approximately 59,547 rentable square feet of floor area, and the Building

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at 2450 Executive Drive contains approximately 23,307 rentable square feet of floor area. Accordingly, the total area of both Buildings is 82,854 rentable square feet of floor area.

Property:	Collectively, the Land, the Buildings, and all other improvements on the Land from time to time are the “Property”. The Land and the Buildings are depicted on Exhibit A-2 to this Lease.

Premises:	The “Premises” consist of the approximately 62,633 rentable square feet of floor area in the Buildings and the enclosed walkway between the Buildings (the “Link”) as depicted on Exhibit A-l to this Lease.

Term:	The initial term of this Lease (the “Initial Term”) will commence on December 1, 2007 (the “Commencement Date”) and will expire on March 31, 2018. The Initial Term, together with the “Extension Term”, if Tenant exercises the “Extension Option” under Section 3.2 of this Lease, and together with any other extension or renewal of the term, is the “Term”.

Net Rent (§4.1):	Throughout the Initial Term Tenant shall pay equal monthly installments of net rent (“Net Rent”) in the following amounts during the following periods:

Period	Annual Net Rent	Monthly installments of Net Rent	Annual Net Rent per rentable square foot
December 1, 2007 through March 31,2008	none	none	none
April 1, 2008 through November 30, 2008	$908,172	$75,682	$14.50
December 1, 2008 through November 30, 2009	$926,340	$77,195	$14.79
December 1, 2009 through November 30, 2010	$944,880	$78,740	$15.086
December 1, 2010 through November 30, 2011	$963,792	$80,316	$15.388
December 1, 2011 through November 30, 2012	$983,028	$81,919	$15.695
December 1, 2012 through November 30, 2013	$1,002,696	$83,558	$16.009
December 1, 2013 through November 30, 2014	$1,022,736	$85,228	$16.329
December 1, 2014 through November 30, 2015	$1,043,220	$86,935	$16.656
December 1, 2015 through November 30, 2016	$1,064,076	$88,673	$16.989
December 1, 2016 through November 30, 2017	$1,085,364	$90,447	$17.329
December 1, 2017 through March 31, 2018	$1,107,036	$92,253	$17.675

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Net Rent Free Period:	Tenant shall owe no Net Rent with respect to the period from December 1, 2007 through March 31, 2008 (the “Net Rent Free Period”). However, Tenant shall pay “Operating Expenses” and “Taxes”, as Section 6 of this Lease defines those terms, with respect to the Net Rent Free Period.

Tenant’s Share:	75.559%

Letter of Credit (§5):	Tenant shall, on or before November 1, 2007, deliver to Landlord a letter of credit in the amount of $500,000 (the “Letter of Credit”) in accordance with Section 5 of this Lease. Landlord shall return the Letter of Credit to Tenant on or before January 31, 2012.

Guarantor:	None

Permitted Use:	The Premises shall be used solely for general office, laboratory, manufacturing and distribution purposes (the “Permitted Use”) and for no other purpose without Landlord’s written consent, which consent Landlord shall not unreasonably withhold, condition, or delay and only to the extent permitted by the City of Mendota Heights and all agencies and governmental authorities having jurisdiction over the Premises.

Landlord’s Work:	Landlord shall, by December 1, 2008, (i) replace the roofs of both Buildings and the roof of the Link, (ii) alter the dock area to improve the truck turning radius and access to the dock in a manner that is reasonably satisfactory to both Landlord and Tenant, and (iii) if and to the extent required in order to obtain a permit for Landlord’s work under this paragraph or the Tenant Improvements, Landlord shall perform any alterations to the restrooms in the Premises that are necessary in order to bring the restrooms into compliance with the Americans and Disabilities Act (collectively, the “Landlord’s Work”). In order to reduce the cost of replacing the

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roofs and avoid having Tenant’s installation of new roof-top heating, ventilation and air conditioning (“HVAC”) units as part of the Tenant’s Work damage the new roofs, Tenant shall give Landlord reasonable advance notice of when it plans to replace the roof-top HVAC units and shall coordinate its and its contractor’s schedule for the HVAC unit replacement with Landlord and Landlord’s roof contractor so as maximize efficiency and cost savings in the replacement of the roofs. However, Landlord is not obligated to replace the roofs at the same time Tenant installs new roof-top HVAC units. All costs of Landlord’s Work shall be paid for by Landlord and shall not be passed through to Tenant as part of Operating Expenses.

Tenant Improvements:	Tenant shall, between the Lease Date and June 30, 2009, construct the “Tenant Improvements” as Exhibit B to this Lease defines that term, in accordance with Exhibit B to this Lease.

Allowance:	“HVAC TIs” means the following components of the Tenant Improvements: (i) capital upgrades and/or replacements of the HVAC system and units serving the Premises; (ii) capital upgrades and/or replacements to the control/monitoring system so that it will meet Tenant’s reasonable temperature, humidity, air exchange, and pressure differential specifications; and (iii) capital repairs and/or replacements to the boilers.

“Lighting TIs” means the replacement of light ballasts as part of the Tenant Improvements.

“General TIs” means all Tenant Improvements other than the HVAC TIs and the Lighting TIs.

Landlord shall provide an allowance (the “Allowance”) with respect to the Tenant Improvements in the total amount of the sum of the following, all in accordance with the terms of this paragraph: (i) up to $939,495 ($15 per rentable square foot) for Tenant’s actual out-of-pocket costs of the General TIs; (ii) up to $700,000 for Tenant’s actual out-of-pocket costs for the HVAC TIs; and (iii) up to $65,000 for Tenant’s actual, out-of-pocket costs of the Lighting TIs. So long as no uncured Event of Default exists, Landlord shall pay the Allowance on a monthly basis within 30 days after Tenant delivers to Landlord a sworn construction statement and draw request, with

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supporting invoices for actual costs incurred and lien waivers one month in arrears from all material contractors and subcontractors. If any of the 3 components of the Tenant Improvements will cost more than the portion of the Allowance payable with respect to that component, as shown by Tenant’s sworn construction statement, Tenant shall (a) pay the difference and provide supporting invoices and lien waivers reflecting Tenant’s payment of such difference before drawing on the Allowance for such component, and (b) be solely responsible for the entire excess cost of that component of the Tenant Improvements. If Landlord fails to pay any portion of the Allowance when due and payable, Landlord shall pay interest on the amounts not paid at the “Default Interest Rate”, Section 4.4 of this Lease defines that term, from the date when due until the date when paid. The attorney fee provision in Section 30.7 of this Lease applies with respect to any dispute between Landlord and Tenant regarding payment of the Allowance.

Expansion Option:	So long as no Event of Default remains uncured, Tenant shall have a right of first offer during the Initial Term with respect to the leasing of any vacant space in the Buildings (the “Expansion Space”) pursuant to this paragraph. Before leasing any Expansion Space during the Term, Landlord shall give Tenant a written notice that Landlord desires to lease such Expansion Space. Tenant shall have the option to lease all (and not less than all) of the Expansion Space identified in Landlord’s notice by delivering a written notice of acceptance to Landlord within 10 days after receiving Landlord’s notice, time being of the essence. If Tenant exercises the option to lease the Expansion Space, Landlord and Tenant shall execute and deliver an amendment to this Lease adding the Expansion Space to the Premises under this Lease upon the following terms: (i) Landlord shall deliver possession of the Expansion Space to Tenant within 30 days after receiving Tenant’s notice, and rent shall commence with respect to the Expansion Space on the 90th day after the date on which possession of the Expansion Space is delivered to Tenant (the “Expansion Space Rent Commencement Date”); (ii) the Net Rent with respect to the Expansion Space shall be at the same rate as this Lease provides for the original Premises; (iii) if the Expansion Space Rent Commencement Date occurs during the Initial Term, Landlord shall

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reimburse Tenant for tenant improvements in the Expansion Space with an allowance equal to the product of (a) $15 per rentable square foot in the Expansion Space, multiplied by (b) a fraction, the numerator of which is the number of months remaining in the Initial Term including the month in which the Expansion Space Rent Commencement Date occurs and a denominator of which is 124; (iv) the “Tenant’s Number of Parking Spaces” under the following paragraph shall be increased by 3 spaces per 1,000 square feet of rentable area in the Expansion Space; and (v) Landlord shall either install, at Landlord’s expense (which shall not be passed through to Tenant as part of Operating Expenses), a new roof-top HVAC unit or units to serve the Expansion Space, based on an office use only for the Expansion Space, or, until such HVAC unit or units have been replaced, Landlord shall pay for all capital repairs to such existing HVAC unit or units. If Tenant fails to respond within the time required, Landlord shall be free to lease all or any part of the Expansion Space Landlord identified in its notice at any time within 12 months after the delivery of the notice to any person at any time upon any terms in Landlord’s sole discretion without any further notice to Tenant. However, if any Expansion Space that Landlord previously identified in a notice to Tenant remains or becomes available again during the Initial Term more than 12 months after Landlord’s notice, Landlord shall again be obligated to give Tenant a notice under this paragraph with respect to such space, and Tenant shall again be entitled to lease such Expansion Space in accordance with the terms of this paragraph.

Tenant’s Number of Parking Spaces:	Landlord shall make 188 parking spaces (in other words, 3 spaces per 1,000 rentable square feet of floor area in the Premises) (the “Tenant’s Number of Parking Spaces”) available at all times for use by Tenant, its employees, agents and invitees in accordance with Section 21 of this Lease. Landlord shall make 6 short-term “Visitor Parking” stalls (as depicted on Exhibit A-2 to this Lease) available on an exclusive basis near the main entrance to the Premises in the 1201 Northland Drive Building.

Signage:	Landlord will provide Building-standard directory and suite entry signage for Tenant. Tenant shall be entitled to place its name on the top of the monument sign for the Buildings, subject to obtaining City approval, and subject to Landlord’s approval, which approval Landlord shall not unreasonably withhold, condition, or delay.

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Wyeth Equipment:	Landlord shall permit Tenant to purchase from Wyeth equipment that belongs to Wyeth and is in the Premises on the Lease Date. Landlord makes no warranty or representation whatsoever with respect to any such equipment and Landlord has no obligation to cause Wyeth to sell any such equipment to Tenant.

Brokers (§38):	Landlord’s broker is United Properties/Dan Gleason and Tenant’s broker is The Tegra Group, Inc./Tom Hauschild. Landlord shall pay a commission to United Properties in accordance with a separate leasing agreement between Landlord and United Properties, and Landlord shall pay a commission to The Tegra, Inc./Tom Hauschild equal to $3.50 per rentable square foot of the Premises.

Landlord’s Waiver:	At Tenant’s request, Landlord will from time to time execute and deliver a “landlord’s waiver” in commercially reasonable form in favor of Tenant’s lender or lenders subordinating any lien or interest of Landlord’s in any of Tenant’s personal property to the lender’s lien, and otherwise granting the lender a reasonable opportunity to enter the Premises, on a non-exclusive basis, to remove any of its collateral from the Premises following a termination of the Lease or Tenant’s right to possession, provided that (i) the lender must agree to pay the Rent that would be due under this Lease from the date of termination of the Lease or Tenant’s right to possession until the lender’s right to enter the premises expires, (ii) Landlord shall not be obligated to grant the lender more than 30 days after Tenant’s right to possession ends in which to enter the Premises to remove its collateral, and (iii) the “landlord’s waiver” shall not subject Landlord to any other material obligation, liability, or cost.

Exhibits:	This Lease includes the following Exhibits:

	Exhibit A-l	Outline of the Premises
	Exhibit A-2	Depiction of the Land and the Buildings
	Exhibit B	Tenant Improvements
	Exhibit C	Recorded Matters
	Exhibit D	Rules and Regulations
	Exhibit E	Existing Above-Ground Tanks

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	13.3	Request for Consent	19
	13.4	Consent Standard	19
	13.5	Conditions to Consent	20
	13.6	Permitted Transfers	21
14.	Ad Valorem Tax		22
15.	Subordination and Attornment; Mortgagee Protection		22
	15.1	Subordination	22
	15.2	Attainment	23
	15.3	Mortgagee Protection	23
16.	Landlord’s Right of Entry		23
17.	Estoppel Certificates		24
18.	Events of Default		24
	18.1	Monetary Default	24
	18.2	Non-Monetary Default	24
	18.3	Insolvency	24
19.	Landlord’s Remedies		25
	19.1	Remain out of Possession	25
	19.2	Terminate Right to Possession Only	25
	19.3	Terminate Lease	26
	19.4	Right to Cure	26
20.	Landlord’s Default		27
21.	Parking		27
22.	Signs		28
23.	Sale of Premises		28
24.	Casualty Damage		28
25.	Condemnation		29
26.	Environmental Matters/Hazardous Materials		30
	26.1	Definition of Hazardous Materials	30
	26.2	Prohibition; Environmental Laws	30
	26.3	Tenant’s Environmental Obligations	31
	26.4	Environmental Indemnity	32
	26.5	Survival	32
27.	Financial Statements		32
28.	Holding Over		33
29.	Broker Commissions		33
30.	General Provisions		33
	30.1	Time	33
	30.2	Successors and Assigns	34
	30.3	No Recordation	34
	30.4	Landlord’s Personal Liability	34
	30.5	Separability	34
	30.6	Choice of Law	34
	30.7	Attorney Fees	34
	30.8	Entire Agreement	34
	30.9	Waiver	34
	30.10	Notices	35

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30.11	Joint and Several	35
30.12	Waiver of Jury Trial	35
30.13	No Merger	35
30.14	Survival	35
30.15	Quiet Enjoyment	36

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LEASE AGREEMENT

This Lease Agreement (the “Lease”) is made as of the Lease Date set forth in the Basic Lease Information on the first page. The Basic Lease Information is a part of the Lease and the Basic Lease Information and the balance of the Lease shall be construed as a single instrument.

1. Premises. Landlord hereby leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions of this Lease. Tenant agrees that the rentable floor areas of the Premises, the Buildings, and the Property set forth the in Basic Lease Information are approximations that are reasonable and shall not be subject to revision except as expressly provided in this Section 1. Accordingly, for all purposes related to this Lease, the rentable area of the Premises and the Buildings as of the Lease Date shall be conclusively deemed to be the number of rentable square feet for such spaces set forth in the Basic Lease Information. Tenant acknowledges that the rentable square footage of the Premises may include a proportionate share of certain areas used in common by all tenants of the Buildings, such as an electrical room or telephone room. If after the Lease Date Landlord conveys its interest in a part, but less than all of, the Property, the term “Property” shall be adjusted to refer only to the part of the Property that Landlord continues to own after such conveyance. If either Building is modified after the Lease Date in a manner that actually changes its rentable area, or if Landlord conveys a part of the Property and the term “Property” is redefined under the previous sentence, Tenant’s Share shall be adjusted to be the quotient of the rentable area of the Premises divided by the rentable area of the Property, expressed as a percentage.

2. Acceptance of Possession. On the date of this Lease, Wyeth is leasing the Premises pursuant to 2 leases (the “Wyeth Master Leases”) between Landlord and Wyeth Holdings Corporation (“Wyeth”), and Tenant is subleasing and in possession of, most of the Premises pursuant to 2 subleases (the “Wyeth Subleases”) between Wyeth, as the sublessor, and Tenant, as the sublessee. The Wyeth Master Leases and the Wyeth Subleases are scheduled to expire on November 30, 2007. Tenant shall unconditionally accept possession of the entire Premises in their “as-is” condition on December 1, 2007. Tenant acknowledges and agrees that neither Landlord nor any of Landlord’s agents or representatives has made any representations or warranties as to the suitability, safety, or fitness of the Premises for the conduct of Tenant’s business, Tenant’s intended use of the Premises, or for any other purpose. Tenant acknowledges that Landlord has not made, and Landlord disclaims, any representation as to the condition or repair of the Premises. Except for the Landlord’s Work, Landlord has no obligation to alter, remodel, repair, or improve the Premises, or to remove or demolish any part of the Premises in connection with entering into this Lease. Except for the Allowance and the free Net Rent during the Net Rent Free Period, Landlord has no obligation to provide any tenant improvement allowance, any “move-in” allowance, any free rent period, or any other inducement of any nature to enter into this Lease. Tenant shall be solely responsible for ensuring that the Premises fully meet Tenant’s needs, including but not limited to the sprinkler system, smoke hatches (if any), draft curtains (if any), fire hose racks (if any), and the other fire protection and life safety features and systems of the Premises.

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3. Term.

3.1 Initial Term. The Basic Lease Information defines the Initial Term of this Lease.

3.2 Option to Extend. Tenant shall have one option to extend the Term of this Lease (the “Extension Option”) for one additional period of 7 years (the “Extension Term”) on the terms and conditions of this Section 3.2. The Extension Term shall commence, if at all, on April 1, 2018, and end on March 31, 2025. Tenant may exercise the Extension Option by delivering written notice (a “Notice to Extend”) of its exercise of the Extension Option to Landlord not later than April 1, 2017.

3.2.1 The Net Rent payable for each month during the Extension Term shall be the fair market rental rate (the “Prevailing Rental Rate”) at the commencement of the Extension Term, for extensions of space of equivalent quality, size, utility, and location in the Mendota Heights area, talking into account the terms of this Lease, the length of the Extension Term, and all other relevant factors, but assuming that no improvements Tenant has made to the Premises at Tenant’s sole expense (in other words, without reimbursement through any allowance or credit) had been made. Within 30 days after receiving Tenant’s Notice to Extend, Landlord shall deliver to Tenant written notice (the “PRR Notice”) advising Tenant of Landlord’s determination of the Prevailing Rental Rate. Unless Tenant delivers to Landlord, within 30 days after receiving the PRR Notice, a written acceptance of Landlord’s determination of the Prevailing Rental Rate, the Prevailing Rental Rate shall be determined in accordance with Section 3.2.2 below.

3.2.2 If Tenant does not accept Landlord’s determination of the Prevailing Rental Rate within 30 days after Landlord’s PRR Notice as provided in Section 3.2.1, the Prevailing Rent Rate shall be determined as follows. Tenant shall submit to Landlord, within 30 days after receiving the PRR Notice, a notice (the “PRR Objection Notice”): (i) advising Landlord that Tenant disagrees with Landlord’s determination of the Prevailing Rental Rate in the PRR Notice, and (ii) proposing a specific alternative Prevailing Rental Rate. If Landlord and Tenant fail, despite good-faith negotiations, to agree on the Prevailing Rental Rate on or before the date (the “Outside Date”) that is 30 days after Landlord receives the PRR Objection Notice, Landlord and Tenant each shall give notice to the other of the name and address of an arbitrator designated by the party giving such notice. If either party fails to give notice of such designation within 10 business days after the Outside Date, the other party shall provide an additional notice to such party requiring such party’s appointment of an arbitrator within 10 business days after receipt of such second notice. If either party fails to give notice of such designation within such second 10 business day period, the first arbitrator chosen shall make the determination of the Prevailing Rental Rate alone. If two arbitrators have been designated, both arbitrators shall, within 10 business days following the designation of the second arbitrator, make their determination of the Prevailing Rental Rate in writing and give notice to each other and to Landlord and Tenant. The two arbitrators shall have 10 business days after the receipt of

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notice of each other’s determinations to confer with each other and to attempt to reach agreement as to the determination of the Prevailing Rental Rate. If the two arbitrators agree on the Prevailing Rental Rate, that rate shall be final and binding upon Landlord and Tenant. If the two arbitrators fail to agree on the Prevailing Rental Rate by the end of the 10-business day period, then the two arbitrators shall promptly designate a third arbitrator. If the two arbitrators fail to agree upon the designation of a third arbitrator within 10 business days, then either party may apply to the American Arbitration Association or any successor having jurisdiction for the designation of such arbitrator. The third arbitrator shall conduct such hearing and investigations as he or she deems appropriate and shall, within 30 days after his or her designation, choose the one determination out of the two determinations by the two arbitrators originally selected by the parties that most closely approximates the third arbitrator’s own determination of the Prevailing Rental Rate, and that choice by the third arbitrator shall be binding upon Landlord and Tenant. The third arbitrator shall have no right to propose a middle ground or any modification of either of the determinations proposed by the original two arbitrators. Each party shall bear the cost of the arbitrator it selects. The remaining cost of the arbitration shall be split evenly between the parties (and each party shall bear all of its own costs in connection with such arbitration). The determination of the Prevailing Rental Rate in accordance with this Section 3.2.2 shall be final and binding in fixing the Prevailing Rental Rate. The arbitrators shall not have the power to add to, modify, or change any of the provisions of this Lease. All arbitrators shall be real estate brokers with at least 5 years of continuous experience in the business of acting as real estate agents or brokers with respect to comparable commercial office buildings in the southeastern Twin Cities market, exclusive of any broker from any brokerage firm currently representing (or who had previously represented within the preceding 2-year period) either Landlord or Tenant.

3.2.3 The Extension Option and all of Tenant’s rights under this Section 3.2 shall automatically terminate immediately upon the occurrence of any of the following: (1) either this Lease or Tenant’s right to possession of the Premises is terminated; (2) Tenant fails to timely exercise the Extension Option, time being of the essence with respect to Tenant’s exercise; or (3) an uncured Event of Default exists at the time Tenant delivers the Notice to Extend.

3.2.4 If Tenant exercises the Extension Option, then, on or before the commencement date of the Extension Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term and adjusting the Net Rent to be the Prevailing Rental Rate. Tenant shall have no further extension or renewal option other than the Extension Option except pursuant to an express written agreement by Landlord executed and delivered after the Lease Date. Landlord shall lease to Tenant the Premises for the Extension Term in its then-current condition, and Landlord shall have no obligation to provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements in connection with Tenant’s exercise of the Extension Option.

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4. Rent, Net Rent. Tenant shall pay to Landlord, without notice or demand, and except to the extent this Lease expressly provides to the contrary, without abatement, offset, deduction, or claim, the Net Rent stated in the Basic Lease Information, payable in advance at Landlord’s address stated in the Basic Lease Information on the first day of each month throughout the Term.

4.2 Additional Rent. The term “Additional Rent” means all of the following: (i) Tenant’s Share of “Operating Expenses”, as Section 6.1 of this Lease defines that term; (ii) Tenant’s Share of “Taxes”, as Section 6.3 of this Lease defines that term; (iii) “Utility Expenses”, as Section 7 of this Lease defines that term; (iv) all costs and expenses Landlord incurs to enforce this Lease, including, but not limited to, costs associated with the delivery of notices, delivery and recordation of notices of default, attorney fees, expert fees, court costs and filing fees (collectively, the “Enforcement Expenses”), which Enforcement Expenses are due within 10 days after Tenant receives Landlord’s demand; (vi) all late charges under Section 4.4 of this Lease; and (vi) all other fees, charges, and other amounts this Lease obligates Tenant to pay to or for the benefit of Landlord or to any other third person other than Landlord. The use of the term “Additional Rent” is intended to give Landlord the same rights under Minnesota law with respect to Tenant’s failure to pay Additional Rent as Landlord would have for Tenant’s failure to pay Net Rent, but is not intended to characterize any charge included in Additional Rent as rent for the purpose of the imposition of any rent or similar tax.

4.3 Rent. The term “Rent” means, collectively, Net Rent and all Additional Rent.

4.4 Late Charges. Tenant acknowledges that late payment by Tenant to Landlord of Net Rent, Tenant’s Share of Operating Expenses, Tenant’s Share of Taxes, Utility Expenses, and any other Additional Rent will cause Landlord to incur costs not contemplated by this Lease and that it would be difficult and impracticable to determine the exact amount of such costs. Such costs include, without limitation, processing and accounting charges and late charges that Landlord may incur under the terms of any note secured by any encumbrance against the Premises, and late charges and penalties due to the late payment of real property taxes on the Premises. Therefore, if Landlord does not receive any installment of Rent within 5 days after the date when due (or within 5 days after Landlord delivers notice of such failure with respect to any Rent other than regular monthly installments of Net Rent and Additional Rent), Tenant shall promptly pay to Landlord all of the following, as applicable: (a) $500.00 to compensate Landlord for its costs incurred in connection with the late payment; and (b) interest on such delinquent amount at the per annum rate equal to the Wall Street Journal Prime Rate in effect on the first business day of the applicable year plus 4% (the “Default Interest Rate”) calculated for the time period commencing when such payment was due until paid. If Tenant delivers to Landlord a check for which there are not sufficient funds, Landlord may, at its sole option, require Tenant to replace such check with a cashier’s check for the amount of such check and to pay by cashier’s check or wire transfer all other charges payable under this Lease. The parties agree that such late charge and charges are liquidated damages for late payment and represent a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge or other

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charges shall not constitute a waiver by Landlord of Tenant’s default with respect to the delinquent amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord for any other breach of Tenant under this Lease. If a late charge becomes payable for any 3 installments of Rent within any 12-month period, then Landlord, at Landlord’s sole option, can require the Rent be paid monthly in advance by cashier’s check or by electronic funds transfer.

5. Letter of Credit. On or before November 1, 2007, Tenant shall, at Tenant’s sole cost, deliver to Landlord an irrevocable, unconditional, standby letter of credit in the amount stated in the Basic Lease Information on terms satisfactory to Landlord and its Mortgagee (such letter of credit, together with any renewal or replacement letters of credit delivered or to be delivered by Tenant under this Section 4 are, collectively, the “Letter of Credit”). Each Letter of Credit shall be issued by a national bank (the “LC Issuer”) acceptable to Landlord, If Landlord requests, the Letter of Credit shall be made out to Landlord and its lender or lenders as co-beneficiaries, and Tenant shall pay any additional charge by the LC Issuer for such change. Landlord shall have the right, upon any transfer of its interest in all or any part of the Property containing the Premises, to require Tenant to deliver a replacement Letter of Credit designating Landlord’s successor as the beneficiary, provided that Landlord’s successor may not obtain possession of such replacement Letter of Credit until Landlord has surrendered the then-outstanding Letter of Credit. If the Letter of Credit expires before January 31, 2012, Tenant must extend or renew it or replace it by delivering to Landlord a new, renewed, or extended Letter of Credit at least 60 days before the expiration date of the then-current Letter of Credit. Except for any Letter of Credit that expires on January 31, 2012, no Letter of Credit, nor any renewal or extension of it, may have an expiration date less than 12 months from the date it is issued, renewed, or extended. The Letter of Credit shall secure Tenant’s obligations and liabilities under this Lease. The Letter of Credit must permit Landlord to make partial draws. At any time, from time to time, when any Rent is past due under this Lease, or when Tenant owes any other amount whatsoever to Landlord in connection with this Lease or otherwise in connection with its occupancy of the Premises past the date when such amount is due, Landlord may make a partial or full draw or draws upon the Letter of Credit in the amount of such unpaid Rent or other amount and apply the proceeds of such draw against such amounts Tenant owes Landlord. Landlord shall also be entitled to draw upon the full amount of the Letter of Credit at any time the Letter of Credit is not maintained, renewed, extended, replaced or restored as Section 5 requires, in which case the proceeds of such draw shall constitute the sole property of Landlord, which Landlord shall hold and apply as a substitute for the Letter of Credit. Landlord shall not be required to exercise any other remedy available to it under this Lease or otherwise at law before drawing upon the Letter of Credit in accordance with this Section 5, and no such draw upon the Letter of Credit shall in any manner prejudice Landlord’s right to exercise any other such remedy. Neither the Letter of Credit nor the proceeds of any draw upon the Letter of Credit constitute an advance rental deposit or a measure of Landlord’s damages with respect to any default by Tenant. No draw under the Letter of Credit shall be deemed a waiver of, or be deemed to have cured, any default by Tenant under the Lease.

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6. Operating Expenses and Taxes.

6.1 Operating Expenses. In addition to Net Rent, Tenant shall, throughout the entire Term, pay Tenant’s Share of all costs and expenses Landlord pays or incurs in connection with the operation, maintenance, repair, and replacement of the Property (“Operating Expenses”), including but not limited to:

Landlord’s cost of operating, maintaining, repairing, and replacing the Buildings and the “Common Area”, including but not limited to the cost of the maintenance, repairs, and replacements that Section 10.2 of this Lease obligates Landlord to perform. The term “Common Area” means all areas and facilities within the Property exclusive of the Premises and the other portions of the Property leased exclusively to other tenants, including but not limited to parking lots and other outside paved areas, sidewalks, access and perimeter roads, lighting, signage, landscaping, hardscaping, interior common lobbies and mezzanines, and other improvements,. Notwithstanding the foregoing, the cost of any such modifications, repairs, and replacements that are capital in nature as determined in accordance with generally accepted accounting principles (“GAAP”) shall be amortized, together with interest, over the useful economic life of such improvements as determined by Landlord in its reasonable discretion, and Operating Expenses shall include only amortization of such capital expenses, and not the entire amount such capital expenses in the year incurred.

Landlord’s annual cost of property insurance for the Property insuring against fire and extended coverage (including, if Landlord elects, “all risk” coverage) and all other insurance, including, but not limited to, earthquake, flood and/or surface water endorsements for the Property, rental value insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least 6 months commencing on the date of loss, and any deductible.

6.1.4 If Landlord elects to so procure, Landlord’s cost of preventive maintenance, and repair contracts including, but not limited to, contracts for elevator systems and heating, ventilation and air conditioning systems, lifts for disabled persons, and trash or refuse collection.

Landlord’s cost of security and fire protection services for all or any part of the Property, if Landlord elects, in its sole discretion, to provide such services.

Landlord’s cost of supplies, equipment, rental equipment and other similar items used in the operation and/or maintenance of the Property.

A property management fee that shall be competitive and which shall not, in any event, exceed 5% of the Rent paid annually by Tenant (the “Property Management Fee”). Tenant agrees that a Property Management Fee of 4% of gross rent is, for these purposes, “competitive” on the Lease Date.

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6.2 Operating Expense Exclusions. Operating Expenses shall not include costs for:

6.2.1 repairs, replacements and general maintenance paid by insurance proceeds, paid by Tenant other than as an Operating Expense, or entirely paid by other tenants of the Property or other third parties;

6.2.2 interest, amortization or other payments on loans to Landlord;

6.2.3 depreciation;

6.2.4 leasing commissions and costs incurred in advertising for the Property or other marketing or promotional activity related to marketing space in the Property;

6.2.5 legal expenses for services other than those that benefit the tenants of the Property in general, such as tax appeals;

6.2.6 renovating or otherwise improving space for other tenants of the Property or for vacant leasable areas of the Buildings;

6.2.7 Landlord’s costs for electricity and other services sold to tenants for which Landlord is actually reimbursed by tenants, other than through payment of Operating Expenses, as a separate additional charge or rental;

6.2.8 all amounts paid to subsidiaries or affiliates of Landlord for services on or to the Property, to the extent that the costs of such services exceed competitive costs for such services rendered by persons or entities of similar skill, competence and experience;

6.2.9 other than the Property Management Fee, all costs and expenses associated with management and accounting services for the Property including but not limited to all expenses of a centralized office, the wages, salaries, bonuses and benefits of all management personnel, travel, costs of preparation and handling of accounts receivable and accounts payable, and the payment of any rent, operating expenses or taxes for an on-site management office.

6.2.10 Landlord’s general corporate overhead and general administrative expenses that would not be chargeable to operating expenses of the Property in accordance with generally accepted accounting principles, consistently applied;

6.2.11 removing Hazardous Materials from the Property that were regulated as Hazardous Materials on the Lease Date other than Hazardous Materials used in accordance with Law in the operation, maintenance and/or repair of the Property, and other than Hazardous Materials brought on to the Property by Tenant, its employees, agents, or contractors;

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6.2.12 any repair to remedy damage caused by or resulting from the negligence of any other tenants in the Property, including their agents, servants, employees or invitees, together with the costs and expenses incurred by Landlord in attempting to recover such costs;

6.2.13 interest or penalties incurred as a result of Landlord’s failure to pay any costs or taxes as they become due;

6.2.14 the study or analysis of the scope of the ADA, and with respect to making any changes to the Property as a result of rules, requirements of regulations arising out of the ADA, except for changes to the ADA after the Lease Date; and

6.2.15 the operation of the entity that constitutes Landlord as distinguished from the cost of operating the Property, including accounting and legal matters, management salaries, and related expenses and benefits.

Operating Expenses shall be “net” only and for that purpose shall be deemed reduced by the amount of any insurance reimbursement, other reimbursement, credit or the like received by Landlord in connection with such operating expense. In addition, “Operating Expenses” shall not include any costs that would duplicate other costs already included in Operating Expenses.

6.3 Taxes. Tenant shall pay, throughout the entire Term, Tenant’s Share of all “Taxes” that are due and payable during the Term, as this Section 6.3 defines that term. Tenant shall pay the entire amount of any personal property taxes now or hereafter assessed or levied against the Premises or Tenant’s personal property. The term “Taxes” means any form of tax and assessment (general, special, supplemental, ordinary or extraordinary), commercial rental tax, payments under any improvement bond or bonds, license fees, license tax, business license fee, rental tax, transaction tax, levy, or penalty imposed by authority having the direct or indirect power of tax (including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district) as against any legal or equitable interest of Landlord in the Property, as against Landlord’s right to rent, or as against Landlord’s business of leasing the Premises or the occupancy of Tenant or any other tax, fee, or excise, however described, including, but not limited to, any value added tax, or any tax imposed in substitution (partially or totally) of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes. The term “Taxes” does not include any franchise, estate, inheritance net income, or excess profits tax imposed upon Landlord. For purposes of determining Tenant’s Share of Taxes, any special assessments shall be treated as if paid by Landlord over the longest time period permitted by law Monthly Payments of Operating Expenses and Taxes. Landlord shall estimate Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes for calendar year 2007 before December 1, 2007, and Tenant shall pay to Landlord 1/12th of this estimated amount on December 1, 2007. Thereafter, Landlord may estimate such expenses as of the beginning of each calendar year and Tenant shall pay 1/12th of such estimated amount on the first day of each month during such calendar year and for each ensuing calendar year throughout the Term.

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6.5 Annual Reconciliation. By May 31 of each calendar year, Landlord shall deliver to Tenant an accounting of actual Operating Expenses and Taxes for the prior calendar year. Within 30 days after Landlord’s delivery of such accounting, Tenant shall pay to Landlord the amount of any underpayment. Notwithstanding Landlord’s obligation to so furnish an accounting, Landlord’s failure to give such accounting by such date shall not constitute a waiver by Landlord of its right to collect any of Tenant’s underpayment at any time. Landlord shall credit the amount of any overpayment by Tenant toward the next estimated monthly installment or installments falling due, or if the Term has expired, refund the amount of overpayment to Tenant when the accounting is delivered. If the Term expires before the annual reconciliation of expenses Landlord shall have the right to reasonably estimate Tenant’s Share of such expenses, and if Landlord determines that an underpayment is due, Landlord shall be entitled (but not obligated) to deduct such underpayment from the Security Deposit. If Landlord reasonably determines that Tenant has made an overpayment, Landlord shall refund such overpayment to Tenant as soon as is practicable. Notwithstanding the foregoing, any failure by Landlord to accurately estimate Tenant’s Share of such expenses or to otherwise perform such reconciliation of expenses, including without limitation, Landlord’s failure to deduct any portion of any underpayment from the Security Deposit, shall not constitute a waiver of Landlord’s right to collect any of Tenant’s underpayment at any time during the Term or at any time after the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary in this Lease, Landlord shall have no right to collect any underpayment by Tenant of Tenant’s Share of Operating Expenses or Taxes at any time that is more than one year after the end of the calendar year to which such underpayment relates.

6.6 Audit. At any time within 6 months after receiving Landlord’s accounting of actual Operating Expenses and Taxes for a particular calendar year, Tenant may, upon 5 business days’ prior written notice to Landlord, at Tenant’s sole cost and expense, examine and/or audit Landlord’s books and records concerning Operating Expenses and Taxes for such calendar year, during Landlord’s reasonable business hours. Any such audit may be conducted by Tenant’s employees or by an accounting firm. Tenant may make a written request to Landlord for any claimed excess payment of Operating Expenses or Taxes within the 6-month period after it has received Landlord’s accounting of actual Operating Expenses and Taxes for a particular year. If Tenant fails to make such a written request for any claimed excess payment for Operating Expenses or Taxes within such 6-month period, Tenant’s claim to any excess payment for Operating Expenses or Taxes for the year for which such statement was prepared shall be conclusively deemed waived and discharged. Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in conducting any such audit if it is determined pursuant to such audit that Landlord has overstated the actual amount of Tenant’s Share of either Operating Expenses or Taxes for the applicable year by more than 3%. Any accounting firm employed by Tenant to perform such audit may not be compensated on any basis that makes all or any part of its fee contingent upon the results of the audit or the amount of any refund from Landlord. The results of any such audit (and any negotiations between the parties related to such audit) shall be maintained strictly confidential by Tenant and its accounting firm and shall not

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be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents, except that it may be disclosed to Tenant’s attorneys and lenders, or in connection with the enforcement by Tenant of its rights under this Lease; Landlord and Tenant shall use their best efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such Operating Expenses and Taxes.

7. Utilities. Commencing on the Commencement Date and throughout the Term, Tenant shall pay the cost of all water, sewer use, sewer discharge fees and sewer connection fees, gas, heat, electricity, refuse pickup, janitorial service, telephone and other utilities billed or metered separately to the Premises and/or Tenant, Tenant shall also pay its share of any assessments or charges for utility or similar purposes included within any tax bill for the tax parcel in which the Premises are located, including, without limitation, entitlement fees, allocation unit fees, and/or’ any similar fees or charges, and any related penalties. For any such utility fees or use charges that are not billed or metered separately to Tenant, Tenant shall pay to Landlord, without prior notice or demand, on the first day of each month throughout the Term the amount that is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by Landlord based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services (“Utility Expenses”), If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense. Tenant shall pay, before delinquency, any amount, tax, charge, surcharge, assessment or imposition levied, assessed or imposed upon the Premises, or Tenant’s use and occupancy of the Premises.

8. Use.

8.1 Permitted Use. The Premises may be used solely for the Permitted Use and for no other use or purpose.

8.2 Compliance with Laws, Recorded Matters, and Rules and Regulations. The use of the Premises and the Common Area by Tenant, any assignee or subtenant of Tenant, and any of their respective directors, shareholders, members, partners, employees, representatives, agents, invitees, licensees, customers or contractors (each of Tenant and such other persons is a “Tenant Party”; collectively, they are the “Tenant Parties”) shall be subject to, and at all times in compliance with: (a) any and all applicable federal, state and local laws, ordinances, statutes, rules, regulations, court orders, and other governmental directives in effect from time to time (collectively, “Laws”); (b) those documents and instruments that are currently recorded against the Property and that are listed on Exhibit C and any documents that are recorded in the public records after the Lease Date with respect to all or any part of the Property that do not materially adversely affect the rights granted to Tenant under this Lease (collectively, the “Recorded Matters”); and (c) any and all rules and regulations set forth in Exhibit D, and any other reasonable rules and regulations of general applicability to all tenants of the Property that Landlord promulgates after the Lease

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Date relating to parking and the operation of the Premises, the Buildings and the Property and that do not adversely affect the rights granted to Tenant under this Lease (collectively, the “Rules and Regulations”). Tenant shall be solely responsible for ensuring that the Premises meet Tenant’s needs, and that each Tenant Party’s occupancy and use of the Premises is in compliance with all applicable Laws throughout the Term. Additionally, Tenant shall be solely responsible for the payment of all costs, fees, and expenses associated with any modifications to the Premises occasioned by the enactment of, or changes to, any Laws arising from Tenant’s particular use of the Premises (as opposed to general office, laboratory, warehouse and distribution uses) regardless of when such Laws become effective.

8.3 Prohibited Uses. Tenant shall not use the Premises or permit anything to be done in or about the Premises nor keep or bring anything in the Premises that will in any way conflict with any of the requirements of the Board of Fire Underwriters or similar body now or hereafter constituted or in any way increase the existing rate of or affect any policy of fire or other insurance upon the Buildings or any of their contents, or cause a cancellation of any insurance policy (unless Tenant pays such rate increase). No auctions may be held or otherwise conducted in, on or about the Premises or anywhere else in the Property without Landlord’s prior written consent, which Landlord may withhold in its sole discretion. Tenant shall not do, and shall not permit any other Tenant Party to do, anything in the Property that will in any way obstruct or interfere with the rights of Landlord, other tenants or occupants of the Property, or other persons or businesses in the area, or injure or unreasonably annoy other tenants or use or allow the Premises to be used for any unlawful purpose, as determined by Landlord, in its reasonable discretion, for the benefit, quiet enjoyment and use by Landlord and all other tenants or occupants of the Buildings; nor shall Tenant cause, maintain or permit any private or public nuisance in, on or about the Premises or any other part of the Property, including, but not limited to, any offensive odors, noises, fumes or vibrations. Tenant shall not damage or deface or otherwise commit or suffer to be committed any waste in, upon or about the Premises. Tenant shall not place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies, personal property or any other items or goods outside of the Premises other than in compliance with all applicable Laws. Tenant shall place no loads upon the floors, walls, or ceilings in excess of the maximum designed load permitted by the applicable Uniform Building Code or that may damage the Premises or outside areas; nor place any harmful liquids in the drainage systems; nor dump or store waste materials, refuse or other such materials, or allow such to remain outside the Premises, except in refuse dumpsters, storage tanks or in any enclosed trash areas provided. Tenant shall comply with all applicable Laws, Recorded Matters, and the Rules and Regulations applicable to its use of the Premises, any other areas of the Property Landlord reserves for Tenant’s exclusive use, and/or the Common Area. If Tenant fails to so comply with such Laws, Recorded Matters, Rules and Regulations, or the provisions of this Lease, Landlord shall have rights and remedies of Landlord under this Lease including, but not limited to, the payment by Tenant to Landlord of all Enforcement Expenses and Landlord’s costs and expenses, if any, to cure any of such failures of Tenant, if Landlord, at its sole option, elects to undertake such cure.

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9. Alterations and Additions; Surrender of Premises.

9.1 Alterations and Additions. Tenant shall have the right, without the need for Landlord’s prior consent, to make additions, decorations, alterations and improvements to the Premises (collectively “Alterations”) to the extent that such Alterations do not (i) adversely affect the structure of the Buildings or any Building system, (ii) affect the exterior appearance of either Building, (iii) reduce the value of the Buildings or the Premises; or (iv) cost more than $250,000 in the aggregate. With respect to any Alterations made by or on behalf of Tenant that require Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed: (i) not less than 20 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord’s agents as additional insureds, (ii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iii) Tenant shall reimburse Landlord for any reasonable out-of-pocket expenses inclined by Landlord in connection with any review of Tenant’s plans and specifications by architects, engineers or other professional consultants retained by Landlord to the extent necessary in light of the Alterations which Tenant desires to make, and (iv) upon Landlord’s reasonable request, Tenant shall, prior to commencing any Alteration, provide Landlord with evidence of Tenant’s ability to pay for the Alterations. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time the Alteration shall remain on the Premises and become the property of Landlord without payment by Landlord, unless Landlord has, as a condition to any consent required of Landlord, notified Tenant that Tenant shall be obligated to remove the Alteration at the end of the Term. In all events, Tenant shall obtain all permits or other governmental approvals before commencing any of such work and deliver a copy of same to Landlord. All Alterations shall be installed by a qualified, reputable, and licensed contractor, at Tenant’s sole expense in compliance with all applicable Laws (including, but not limited to, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq, all regulations and guidelines related to such Act, and all similar applicable state laws, as in effect on the Lease Date and as subsequently modified, amended, and/or supplemented from time to time during the Term (collectively, the “ADA”), Recorded Matters, and Rules and Regulations. Tenant shall keep the Premises and the Land free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant.

9.2 Trade Fixtures. Tenant may install its trade fixtures and equipment in the Premises, provided that the installation and removal of them will not adversely affect any structural portion of the Buildings, At the expiration or termination of this Lease, Tenant shall remove all of such trade fixtures and equipment except to the extent that Landlord agrees in writing that they may remain in the Premises and, in the event of such removal, Tenant shall repair any resulting damage and shall restore the Premises to its condition existing prior to such installation (other than minor damage such as holes caused by nails, screws and

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other fasteners). If Landlord agrees to allow Tenant not to remove any installation, the installation shall remain on the Premises and become the property of Landlord without payment by Landlord.

9.3 Changes by Landlord. Landlord shall have the right, in Landlord’s sole discretion, from time to time, provided that parking for and access to the Premises are not materially reduced other than on a temporary basis and Tenant’s rights under this Lease are not otherwise materially adversely affected to: (i) make changes to the Common Area, and/or to any other part of the Property, including without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways; (ii) close temporarily any of the Common Area for maintenance, rebuilding or other alterations so long as reasonable access to the Premises remains available; (iii) renovate the Buildings or add additional buildings or other improvements in the Common Area; (iv) use the Common Area while engaged in making additional improvements, repairs or alterations to the Property; and (v) perform such other acts and make such other changes in, to or with respect to the Common Area and Property as Landlord may deem appropriate.

9.4 Surrender of Premises. Upon the expiration of the Term or any earlier termination or cancellation of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver possession of the Premises to Landlord in good condition and repair including, but not limited to, replacing all light bulbs and ballasts not in good working condition, except for reasonable wear and tear. Reasonable wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant or Tenant otherwise performing all of its obligations under this Lease, or any deterioration in the condition or value of any part of the Premises or the remainder of the Property that results from any Hazardous Materials that any Tenant Party brings onto the Property, Upon such termination of this Lease, Tenant shall remove all tenant signage, personal property and any Alterations as to which Landlord has required such removal as a condition to Landlord’s giving any consent required under Section 9.1 above. Tenant shall repair any damage caused by the removal of any signs, trade fixtures, furniture, furnishings, fixtures, additions, and improvements that are removed from the Premises by Tenant. Tenant shall ensure that the removal of such items and the repair of the Premises will be completed before such termination of this Lease. Approximately 90 days before the expiration of the Term, Landlord shall be entitled to inspect the HVAC systems and the sprinkler and other fire safety systems, and Tenant shall, at Tenant’s sole cost and expense, perform all repairs and replacements necessary to bring the HVAC systems and sprinkler and other fire safety systems into good working condition upon the expiration of the Term.

10. Maintenance, Repairs, and Replacements.

10.1 Tenant’s Maintenance, Repair, and Replacement Obligations. Except for those portions of the Premises that Section 10.2 requires Landlord to maintain and subject to the provisions of Section 11.6, Tenant shall, at Tenant’s sole cost

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and expense, keep and maintain the Premises and any portion of the Common Area used by any Tenant Parties in good, clean and safe condition and repair including, but not limited to, repairing any damage caused by any Tenant Party. Without limiting the generality of the preceding sentence, Tenant shall be solely responsible for maintaining, repairing, and replacing, at its sole cost: (a) all mechanical and HVAC systems serving exclusively the Premises, including boilers and emergency generators; (b) all plumbing, electrical wiring, and other electrical equipment exclusively serving the Premises; (c) all interior lighting (including, without limitation, light bulbs and/or ballasts) serving the Premises; (d) all exterior and interior glass, windows, window frames, window casements, skylights, interior and exterior doors, door flames and door closers; (e) all roll-up doors, ramps and dock equipment, including without limitation, dock bumpers, dock plates, dock seals, dock levelers and dock lights; (f) all tenant signage; (g) lifts for disabled persons serving the Premises; (h) all sprinkler systems, fire protection systems and security systems within or serving exclusively the Premises; and (i) all partitions, fixtures, equipment, interior painting, and interior walls and floors of the Premises (including, without limitation, any dividing walls contiguous to any portion of the Premises) Notwithstanding anything to the contrary in the foregoing, if Tenant is required to make or pay for any repairs or maintenance of a capital nature that relate to alterations or items that will have value to Landlord in leasing the Premises as general office space to a subsequent office tenant, Tenant shall only be responsible for paying that portion of the costs for such repair or maintenance that is attributable to the portion of the useful life of such repair or maintenance that falls within the remaining Term, as extended or renewed from time to time. For example, if there were 3 years remaining in the Term and Tenant were required to perform a capital repair to a standard roof-top HVAC chiller (but not to any specialized HVAC controls or equipment that would not be required for a standard office tenant) costing $40,000 where the useful life of such repair was 10 years, then Tenant would be required to pay $12,000 towards such repair and the Landlord would be responsible $28,000, subject to a reimbursement from Tenant to reflect the longer Term if Tenant extends or renews the Term after such payment. The attorney fee provision in Section 30.7 of this Lease applies with respect to any dispute between Landlord and Tenant regarding any payment owed under this Section 10.1. Tenant’s obligation to keep, maintain, preserve and repair the Premises shall specifically extend to the cleanup and removal of any and all “Hazardous Materials”, as Section 26.1 defines that term, that any Tenant Party releases or discharges anywhere in, on or about the Property. Unless Landlord otherwise notifies Tenant in writing that Landlord has elected to procure and maintain any or all of the following described contracts, Tenant shall, at Tenant’s sole cost and expense: (i) enter into and maintain in effect, from the Lease Date through the expiration of the Term, a preventive maintenance and service contract with a qualified maintenance contractor who is reasonably acceptable to Landlord for the regularly-scheduled servicing of all HVAC systems and equipment in or serving the Premises that requires that filters be replaced at least quarterly or more often if suggested by the operation or maintenance manual for the applicable equipment, and that is otherwise on terms reasonably acceptable to Landlord; (ii) enter into and maintain in effect from the Lease Date through the expiration of the Term a contract or contracts with a qualified contractor who is reasonably acceptable to Landlord for the regularly-scheduled maintenance, servicing, and inspection of all sprinklers and all fire and life safety alarms and systems in or

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serving the Premises that requires inspections at least quarterly or more often if required by any governmental authority with jurisdiction, and that requires the contractor to submit to all applicable governmental authorities all required certificates of inspection or compliance, and that is otherwise on terms reasonably acceptable to Landlord; (iii) ensure that all certificates of inspection or compliance relating to the sprinklers, fire alarms, and other life-safety systems and equipment in or serving the Premises that any governmental authority requires are timely and properly submitted; and (iv) deliver to Landlord copies of all contracts and certificates that the preceding clauses require Tenant to maintain or cause to be submitted, together with any additional evidence of compliance Landlord reasonably requests. Tenant will promptly deliver to Landlord a true and complete copy of each such contract and any and all renewals or extensions of such contracts, and each service report or other summary received by Tenant in connection with such contracts. Tenant is solely responsible for all of the maintenance, repairs, and replacements this Section 10.1 obligates Tenant to perform, and Tenant is not Landlord’s agent or contractor with respect to any of such maintenance, repairs, or replacements.

10.2 Landlord’s Maintenance, Repair, and Replacement Obligations. Landlord shall, at Landlord’s expense, subject to reimbursement as an Operating Expense, perform such maintenance, repairs, and replacements as are needed to keep in good and clean condition and repair, reasonable wear and tear excepted: (a) the plumbing, electrical, mechanical and all utility connections, systems and equipment up to the point of hook up in the Premises that are not maintained by the utility service provider and that do not exclusively serve the Premises; (b) the floors (but not carpeting or any other flooring surface), foundations, structural elements of walls, roofs, and roof membranes of the Buildings and the Link; (c) the exterior surface of exterior walls (but not exterior windows, doors, or any other openings) of the Buildings and the Link; (d) Property signage (exclusive of tenant signage); and (e) exterior lighting, sidewalks, parking areas, driveways, and landscaping in the portions of the Common Area that serve the Premises. Landlord shall also be responsible for snow and ice removal from the parking areas and sidewalks on the Property. The attorney fee provision in Section 30.7 of this Lease applies with respect to any dispute between Landlord and Tenant regarding Landlord’s obligations under this Section 10.2.

11. Insurance.

11.1 Types of Insurance. Tenant shall maintain in full force and effect at all times during the Term, at Tenant’s sole cost and expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance that afford the following coverages: (i) worker’s compensation as required by Law; (ii) employer’s liability, as required by Law, with a minimum limit of $100,000 per employee and $500,000 per occurrence; (iii) primary commercial general liability insurance issued on an occurrence basis providing coverage against any and all claims for bodily injury and property damage occurring in, on or about the Premises with a combined single limit of not less than $2,000,000 per occurrence with a $5,000,000 aggregate limit; (iv) comprehensive automobile liability insurance with a combined single limit of not less than $2,000,000 per occurrence

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and insuring Tenant against liability for claims arising out of the ownership, maintenance, or use of any owned, hired or non-owned automobiles; and (v) property insurance covering damage to or loss of any personal property, trade fixtures, inventory, fixtures and equipment located in, on or about the Premises.

11.2 Insurance Policies. Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements this Lease requires Tenant to maintain, at the time Tenant executes and delivers this Lease. Tenant shall, at least 30 days before the expiration of each policy, deliver to Landlord certificates of renewal or “binders” for such policy. Each certificate shall expressly provide that the policy or policies it concerns shall not be cancelable or otherwise subject to modification except after 30 days prior written notice to the parties named as additional insureds. Tenant shall have the right to maintain insurance coverage that this Lease obligates it to maintain under a blanket insurance policy, provided that such blanket policy expressly affords coverage for the Premises and for Landlord as required by this Lease. Landlord hereby expressly disclaims any representation the forms or amounts of insurance this Lease requires are adequate to cover Tenant’s property or its obligations under this Lease.

11.3 Additional Insureds and Coverage. The commercial general liability policy or policies that this Lease requires Tenant to maintain shall name Landlord, any property management company and/or agent of Landlord for the Property, any Mortgagee, and any joint venture partners of Landlord as additional insureds. In addition, such policies shall provide for severability of interest. All insurance this Lease requires Tenant to maintain shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from any insurance maintained by Landlord, whose insurance shall be considered excess insurance only. Any umbrella liability policy or excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. The insurance that this Lease requires Tenant to maintained shall cover any and all damage or injury arising from or related to Tenant’s operations of its business and/or any Tenant Party’s use of the Premises and/or any of the areas within the Property, whether such events occur within the Premises or in any other areas of the Property, so that such risks of loss shall be borne by Tenant’s insurance carriers, not Landlord’s.

11.4 Tenant’s Failure to Purchase and Maintain Insurance. If Tenant does not purchase the insurance required in this Lease or keep such insurance in full force and effect throughout the Term, Landlord may, but without obligation to do so, purchase the necessary insurance and pay the premium for such insurance. If Landlord so elects to purchase such insurance, Tenant shall promptly pay to Landlord, as Additional Rent, the amount so paid by Landlord, upon Landlord’s demand. In addition, Tenant shall pay to Landlord, as Additional Rent, any and all Enforcement Expenses and damages that Landlord may sustain by reason of Tenant’s failure to obtain and maintain such insurance. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses, damages, and costs resulting from such failure.

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11.5 Landlord’s Insurance. Landlord shall maintain primary commercial liability insurance in such amounts and on such terms as Landlord determines is prudent. Landlord shall maintain throughout the Term “all-risk” property insurance covering the full replacement value of the Property, exclusive of costs of excavations, foundations, underground utilities, and footings, but not including any Alterations Tenant or any other occupant of the Property has installed, or any fixtures, equipment, or other personal property of any Tenant Party. Landlord shall also maintain throughout the Term rent loss insurance with a 12-month term and an extended period of indemnity for an additional 180 days.

11.6 Waiver of Claims. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby mutually waive their rights of recovery against each other for any loss of, or damage to, either party’s property to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage, or would be insured under an insurance policy this Lease requires the applicable party to maintain. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. This provision is intended to waive fully, for the benefit of Landlord and Tenant, any rights and/or claims that might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by Tenant under this Section 11 shall include, without limitation, a waiver of subrogation endorsement attached to the certificate of insurance. This Section 11.6 shall not apply in those instances in which such waiver of subrogation would invalidate such insurance coverage or would cause either party’s insurance coverage to be voided or otherwise uncollectible.

12. Limitation of Liability and Indemnity. Except for damage resulting from the willful misconduct of Landlord or its employees, agents, contractors, and other authorized representatives and subject to the provisions of Section 11.6, Tenant shall protect, defend (with counsel acceptable to Landlord) and hold Landlord and Landlord’s Mortgagees, partners, employees, agents, representatives, legal representatives, successors and assigns (collectively, the “Landlord Indemnitees”) harmless and indemnify the Landlord Indemnitees from and against all liabilities, damages, claims, losses, judgments, charges and expenses (including reasonable attorney fees, court costs and expenses incurred in consulting about, negotiating, prosecuting or defending any claim, including the enforcement of this provision) (“Claims”) arising from or in any way related to, directly or indirectly, but only to the extent such claim would not be covered by insurance Landlord maintains or that this Lease obligates Landlord to maintain: (i) injury to or death of persons or damage to property or business loss occurring or resulting directly or indirectly from any occurrence in the Premises, regardless of whether the Landlord Indemnitees are or are claimed to be responsible for such injury, death, or damage; (ii) work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for the account of Tenant at the Property; (iii) any breach by Tenant of this Lease; and/or (iv) the negligence or willful misconduct of Tenant or any Tenant Party.

Except for damage resulting from the willful misconduct of Landlord or its employees, agents, contractors, and other authorized representatives, Landlord shall not be liable to Tenant for any loss or damage to any Tenant Party’s property, for any injury to or loss of Tenant’s business, or for any damage or injury to any person from any cause whatsoever, including, but not limited to, any acts,

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errors or omissions by or on behalf of any other tenants or occupants of the Property. Landlord and its authorized representatives shall not be liable for any interference with light or air, or for any latent defect in the Premises.

Except for damage resulting from the willful misconduct of any Tenant Party and subject to the provisions of Section 11.6, Landlord shall protect, defend (with counsel acceptable to Tenant) and hold Tenant and Tenant’s partner’s, employees, agents, representatives, legal representatives, successors and assigns (collectively, the “Tenant Indemnitees”) harmless and indemnify the Tenant Indemnitees from and against all Claims arising from or in any way related to, directly or indirectly, but only to the extent such claim would not be covered by insurance Tenant maintains or that this Lease obligates Tenant to maintain: (i) injury to or death of persons or damage to property or business loss occurring or resulting directly or indirectly from any occurrence in any part of the Property other than the Premises, regardless of whether the Tenant Indemnitees are or are claimed to be responsible for such injury, death, or damage; (ii) any breach by Landlord of this Lease; and/or (iii) the negligence or willful misconduct of Landlord or its employees, agents, contractors, and other authorized representatives.

13. Assignment and Subleasing.

13.1 Transfers Prohibited. Except for “Permitted Transfers” that Section 13.6 expressly permits, Tenant shall not, without the prior written consent of Landlord (which consent Landlord shall not unreasonably withhold, condition, or delay), either (1) assign, transfer, or encumber this Lease or any estate or interest in this Lease, whether directly or by operation of law, and whether voluntarily or involuntarily, (2) enter into any merger, consolidation, spin-off, split-off, or other reorganization of any nature whatsoever, or contribute or distribute any material portion of the assets and/or liabilities of Tenant (any event described by this clause (2) is an “Entity Reorganization”), (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of more than 50% of the ownership interests in Tenant, (4) sublet all or any portion of the Premises, (5) grant any license, concession, or other right of any nature to possess, use and/or otherwise occupy in any manner all or any portion of the Premises, or (6) permit the possession, use, or other occupancy of all or any portion the Premises by any person other than Tenant. Any event described in clauses (1), (2) and (3) of the preceding sentence is an “Assignment”; any of the events described in clauses (4), (5) and (6) is a “Sublease”; and any event that is either an Assignment or a Sublease is also a “Transfer”. Any Transfer other than a Permitted Transfer that Tenant enters into or permits to occur without obtaining Landlord’s express prior written consent is a “Prohibited Transfer”. Any Prohibited Transfer shall automatically be null and void, shall in no manner whatsoever release or excuse Tenant from any of its obligations or liabilities to Landlord under this Lease, and shall constitute a non-curable default by Tenant under this Lease. If any Prohibited Transfer occurs, Landlord shall be entitled to exercise any and all remedies available under this Lease, at law, in equity, or otherwise. In addition, in the event any Prohibited Transfer occurs, Landlord may, at any time whatsoever, regardless of when Landlord actually becomes aware of the occurrence or possible occurrence of a Prohibited Transfer, regardless of any claim or argument that Landlord has orally

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consented to a Prohibited Transfer or has otherwise waived its right to terminate under this Sentence, and regardless of whether Landlord has knowingly accepted rent from any occupant under a Sublease, elect to terminate this Lease effective upon delivering a written notice of termination to Tenant, and Tenant shall have 20 days after receipt of such termination notice to vacate and surrender possession of the Premises to Landlord, leaving the Premises in the condition this Lease requires them to be in on the scheduled expiration of the Term. Tenant acknowledges that Landlord has specifically conditioned its willingness to enter into this Lease upon obtaining the right to terminate this Lease the event of any Prohibited Transfer as provided in the preceding sentence, and Tenant hereby specifically waives any and all defenses, arguments or claims of any nature whatsoever that Landlord is not entitled to terminate this Lease in accordance with the preceding sentence in the event Tenant does not obtain Landlord’s express prior written consent to any Transfer other than a Permitted Transfer.

13.2 Leasing Profits. Whether or not Landlord has consented to the applicable Assignment or Sublease, 50% of the amount by which the consideration (after deducting from such consideration the amount of any leasehold improvement costs, marketing costs and any brokerage fees paid by Tenant in connection with such Assignment or Sublease) received by Tenant pursuant to any Assignment or Sublease (other than a Permitted Transfer under Section 13.6) exceeds, in any month, the Net Rent and monthly Additional Rent then required to be paid with respect to such space, shall be payable by Tenant directly to Landlord as additional Rent due under this Lease on or before the first day of each such month.

13.3 Request for Consent. Tenant may request Landlord’s consent to a Transfer by delivering to Landlord a written description of the material terms of the proposed Transfer, including the proposed effective date of the Transfer, which date must be at least 30 days after the date Landlord receives the request for consent (the “Proposed Transfer Date”), and the following information about the proposed transferee: its name and address; information about its business and business history in sufficient detail to permit Landlord to determine its business plan and prospects; the proposed transferee’s proposed use of the Premises; banking, financial, and other credit information in sufficient detail to permit Landlord to evaluate the proposed transferee’s creditworthiness; and general references sufficient to enable Landlord to determine the proposed transferee’s business reputation and character.

13.4 Consent Standard. Landlord shall not unreasonably withhold, condition, or delay its consent to a Transfer that Tenant proposes under Section 13.3, and Landlord shall deliver written notice of its refusal to consent to a proposed Transfer, along with its reasons for the refusal, or written notice of its election to cancel under Section 13.2, within 15 days after receiving Tenant’s written request for consent. Reasonable bases for Landlord’s refusal to consent to a proposed Transfer shall include, but not be limited to: (i) the prospective Transferee is a prospective tenant of other space in the Property with whom Landlord has exchanged letters of intent with respect to a lease of space in the Property within the preceding 3 months, (ii) Landlord would reasonably reject the prospective Transferee as a tenant (with respect to a lease of comparable in scope to the proposed Transfer) based on the prospective Transferee’s credit, (iii) Landlord reasonably determines that the prospective Transferee’s

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use of the Premises will involve a disproportionately large parking demand (materially in excess of Tenant’s rights to parking under this Lease), or (iv) the Transfer will in any manner cause the Premises to become not in compliance with the ADA or any other applicable Laws, unless Tenant and/or the proposed subtenant submits to Landlord plans and specifications for all work necessary to comply with the ADA and such other applicable Laws, and such plans and specifications are acceptable to Landlord in its sole reasonable discretion.

13.5 Conditions to Consent. If Landlord elects to consent to a proposed Transfer, Landlord’s consent shall entirely conditional and contingent upon (regardless of whether any form of Landlord’s consent refers in any manner to this condition) the proposed transferee’s execution and delivery to Landlord of a written agreement in which the transferee expressly assumes Tenant’s obligations under this Lease for the express benefit of Landlord, or the proposed sublessee’s agreement to abide by all terms of this Lease for the express benefit of Landlord, as applicable, agrees that Landlord shall have all remedies against the transferee with respect to a breach of this Lease as Landlord has against Tenant, acknowledges that any Transfer that is a Sublease is subject to the terms of this Section 13.5, and agrees to any additional reasonable conditions upon which Landlord has agreed to consent to such Transfer, provided that any transferee of less than all of the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. In the case of a Sublease, Tenant and the subtenant shall enter into an agreement prepared by Landlord specifying Landlord’s reasonable conditions to the Sublease and any additional Rent that Tenant will be obligated to pay to Landlord under Section 13.7 as a consequence of such Sublease. No Sublease shall survive the expiration or termination of the Term, provided that Landlord may elect, upon written notice to any occupant under any Sublease, to assume such Sublease, in which case such Sublease shall survive the termination or expiration of this Lease, and the occupant under such Sublease shall attorn to Landlord as its direct landlord under the terms of the Sublease. In addition, in the event of any default by Tenant that remains uncured beyond the expiration of any applicable notice or cure period, Landlord may elect, in its sole discretion, by written notice to Tenant and the occupant under any Sublease, to assume such Sublease, in which case the occupant under such Sublease shall attorn to Landlord as its direct landlord under the terms of the Sublease, and Tenant shall be automatically deemed to have relinquished to Landlord the premises subleased under such Sublease for the remainder of the Term, and Tenant’s sole liability with respect to such relinquished space shall be to pay to Landlord any shortfall between the rent Landlord actually receives under the Sublease and the Rent Tenant owes to Landlord under this Lease with respect to the relinquished space, on a per rentable square foot basis. Notwithstanding anything in this Lease to the contrary, in the event Landlord assumes any Sublease, Landlord shall not be liable to the occupant under the Sublease for any prepaid rents or security deposits paid to Tenant, or for any breach or default of the Sublease by Tenant. No subtenant or other occupant under any Sublease shall have any right whatsoever to enter into any Transfer of all or any of the Premises or its rights under such Sublease without Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion for any reason whatsoever. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable for

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all obligations of the Tenant under this Lease arising on or at any time after the effective date of the Transfer. If an Event of Default occurs while all or any part of the Premises is subject to a Transfer, then Landlord, in addition to its other remedies, may, to the extent permitted by Law, collect directly from the transferee all rents becoming due to Tenant and apply such rents against Rent for so long as the Event of Default continues. Tenant hereby authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so without notice to or consent by Tenant. Tenant shall pay for the cost of any demising walls or other improvements required by a proposed Sublease or Assignment.

13.6 Permitted Transfers. Notwithstanding the prohibition on Transfers in Section 13.1, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the consent of Landlord:

13.6.1 Any person or entity who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant.

13.6.2 The survivor of, or the distributee or contributee of the rights and obligations of the Tenant under this Lease pursuant to, any Entity Reorganization that satisfies all of the following conditions: (a) the Entity Reorganization is effected in accordance with all applicable Laws; (b) the Permitted Transferee will remain primarily liable for all of the obligations and liabilities of the “Tenant” under this Lease arising both before and after the Entity Reorganization; and (c) the Permitted Transferee will be at least as able as was the Tenant before the Entity Reorganization to perform the obligations and liabilities of the Tenant under this Lease, as reasonably determined by Landlord in its reasonable discretion.

13.6.3 Any person or entity who acquires fifty percent (50%) or more of the stock or ownership assets of Tenant or any person or entity who acquires all or substantially all of Tenant’s assets in accordance with all of the following conditions: (a) the Transfer is effected in accordance with all applicable Laws; (b) such person or entity executes and delivers to Landlord a written agreement in which such person or entity expressly assumes Tenant’s obligations under this Lease for the express benefit of Landlord and (c) the Permitted Transferee will be at least as able as was the Tenant before the Transfer to perform the obligations and liabilities of the Tenant, as reasonably determined by Landlord in its reasonable discretion.

Tenant shall deliver to Landlord written notice of any Permitted Transfer as soon as reasonably possible, together with copies of the instrument or instruments effecting such Permitted Transfer and documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Permitted Transfer. The Tenant named in this Lease shall remain liable for the performance of all obligations and the payment of all liabilities of the Tenant under this Lease, or if Tenant no longer exists

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because of an Entity Reorganization, the surviving or acquiring entity shall expressly acknowledge in writing to Landlord its obligations and liabilities as the Tenant under this Lease. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers.

14. Ad Valorem Taxes. Before delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and personal property located and/or installed in the Premises by, or on behalf of, Tenant; and if requested by Landlord, Tenant shall promptly deliver to Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount of such taxes as invoiced by Landlord.

15. Subordination and Attornment; Mortgagee Protection.

15.1 Subordination. This Lease is and shall be entirely subject and subordinate to the lien and the terms of any deed of trust, mortgage or other security instrument, or any ground lease, master lease, or primary lease (together with any replacements, renewals, amendments, modifications, extensions or refinancings, and to each and every advance thereunder, a “Mortgage”), that on or at any time after the date of this Lease covers all or any part of the Premises (the mortgagee or beneficiary under any Mortgage, or the lessor under any such lease, and any party acquiring any interest in the Premises or this Lease by or through any such mortgagee, beneficiary, is a “Mortgagee”), provided that, so long as Tenant is not then in default under this Lease beyond any applicable grace or cure period provided in this Lease, this Lease shall not be extinguished or terminated by an action or proceeding to foreclose or otherwise enforce any Mortgage or by a conveyance in lieu of foreclosure, but rather, this Lease shall continue in full force and effect and the new owner of the Premises following a foreclosure sale or conveyance in lieu of foreclosure (“New Owner”) shall recognize and accept Tenant as the tenant under this Lease and New Owner will be bound, as the landlord, to Tenant under all terms of this Lease for the remainder of the Term, except that New Owner:

15.1.1 will not be bound by any amendment, supplement or other modification of this Lease entered into after the date of the Mortgage that was not consented to in writing by Mortgagee, except for any amendments to this Lease that are executed to memorialize Tenant’s exercise of any rights granted to Tenant in this Lease;

15.1.2 will not be bound by any prepayment of Rent that Tenant may have made in excess of the Rent then due for the next succeeding month;

15.1.3 will not be liable for any act, omission, or breach whatsoever by any landlord under the Lease that occurs before the date New Owner acquires title to and possession of the Premises, nor subject to any claim, right of set-off or defense that Tenant may have against any prior landlord, except for defaults of a continuing nature and except for any such landlord’s failure to pay the Allowance when due; and

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15.1.4 will, upon any sale or other transfer by New Owner of its interest in the Premises, automatically be released and discharged from all liability thereafter accruing under the Lease.

Upon request, Tenant shall, from time to time, within 10 days after written request, execute, acknowledge, and deliver to Landlord a recordable Subordination, Non-Disturbance, and Attornment Agreement (an “SNDA”) in favor of any Mortgagee on any form reasonably requested by such Mortgagee that contains terms materially identical to the terms of this Section 15.1. Tenant’s failure or refusal to so execute, acknowledge, and deliver an SNDA within 10 days shall constitute a material default under this Lease. Notwithstanding the foregoing, any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage by so notifying Tenant in writing. No Mortgagee shall have any liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Buildings. Nothing in this Lease shall be construed to require any Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth in this Lease shall not be impaired on account of any modification of the documents evidencing and securing any loan.

15.2 Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

15.3 Mortgagee Protection. Upon any breach or default on the part of Landlord, Tenant will give written notice by registered or certified mail to each Mortgagee whose notice address Tenant has received. Each Mortgagee to whom this Lease has been assigned by Landlord is an express third party beneficiary of this Lease and shall have the right to cure any breach or default by Landlord during the cure period this Lease gives Landlord. Tenant shall not make any prepayment of Rent more than one month in advance without the prior written consent of each such Mortgagee, except to the extent this Lease obligates Tenant to make quarterly payments of Rent in advance. Tenant waives the collection of any deposit from such Mortgagees or any purchaser at a foreclosure sale of such Mortgagee’s Mortgage the Mortgagee or such purchaser has actually received and not refunded the deposit. Tenant shall make all payments under this Lease to the Mortgagee with the most senior Mortgage upon receiving a direction, in writing, to pay such amounts to such Mortgagee. Tenant shall comply with such written direction to pay without determining whether an event of default exists under such Mortgagee’s loan to Landlord.

16. Landlord’s Right of Entry. Tenant grants Landlord or its agents the right to enter the Premises at all reasonable times after not less than 3 days’ prior written notice (except in the case of emergencies) for purposes of inspection, exhibition, posting of notices, repair, or alteration. At Landlord’s option, Landlord shall at all times have and retain a key with which to unlock all the doors in,

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upon, and about the Premises, excluding Tenant’s vaults and safes. Landlord shall have the light to use any and all means Landlord deems necessary to enter the Premises in an emergency. Landlord shall also have the right to place “for rent” signs on the outside of the Premises at any time during the last 12 months of the Term, Landlord shall be entitled to place “for sale” signs on the Property at any time when Landlord is marketing all or a part of the Property for sale. In connection with any entry into the Premises other than during emergencies, Landlord shall use good faith efforts to comply with Tenant’s security measures.

17. Estoppel Certificates. Landlord and Tenant shall each execute (and acknowledge if required by any current or prospective Mortgagee or ground lessor) and deliver to the other party hereto (the “Requesting Party”), within not less than 10 days after the Requesting Party delivers it to the Certifying Party, an estoppel certificate certifying (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification), (ii) the date or dates to which Net Rent and all Additional Rent have been paid, (iii) that there are not, to the Certifying Party’s knowledge, any uncured defaults by the Requesting Party under this Lease or specifying such defaults as are claimed, and (iv) any other matter relating to the Lease that the Requesting Party reasonably requires. Landlord and any prospective purchaser or encumbrancer of the Premises and Tenant, Tenant’s lenders and any prospective purchaser of the ownership interests or assets of Tenant may conclusively rely upon any such estoppel certificate. Either party’s failure to timely deliver an estoppel certificate shall be a default under this Lease, and each party shall indemnify the other party from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, arising or accruing directly or indirectly, from any failure of the other party to execute and deliver to the Requesting Party any such estoppel certificate, together with any and all enforcement expenses.

18. Events of Default. The occurrence of any one or more of the following events shall, at Landlord’s option, constitute a breach of this Lease by Tenant and an “Event of Default”:

18.1 Monetary Default. Tenant’s failure to pay any monthly installment of Net Rent or Additional Rent within 5 days after the date when due or Tenant’s failure to pay any other Rent within 5 days after Tenant receives written notice that such other Rent was not paid when due.

18.2 Non-Monetary Default. Tenant’s failure to cure any breach of this Lease (other than a failure to timely pay any Rent) within 30 days after written notice of the breach. If such failure is curable but cannot reasonably be cured within 30 days, Tenant shall promptly commence the cure of such breach and thereafter diligently prosecute such cure to completion as soon as is reasonably practicable, provided that Tenant shall not have more than an additional 90 days to complete any such cure.

18.3 Insolvency. Tenant’s assignment for the benefit of creditors, Tenant’s filing of a voluntary bankruptcy petition, or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation, or reorganization of Tenant under any Law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within 60 days of such filing, the appointment of a receiver or other custodian to take

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possession of substantially all of Tenant’s assets or this leasehold, Tenant’s insolvency or inability to pay Tenant’s debts or failure generally to pay Tenant’s debts when due, any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets, Tenant taking any action toward the dissolution or winding up of Tenant’s affairs, the cessation or suspension of Tenant’s use of the Premises, or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold.

19. Landlord’s Remedies. Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, all subject to applicable Minnesota law:

19.1 Remain out of Possession. Landlord may remain out of possession of the Premises and sue Tenant from time to time for any and all past-due installments of Rent, for specific performance of the terms of this Lease, and for any other damages or amounts to which Landlord may be entitled;

19.2 Terminate Right to Possession Only. Landlord may terminate Tenant’s right to possession of the Premises only without terminating this Lease or the Term, in which case Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

19.2.1 Landlord may lawfully enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying all or any part of the Premises without being liable for prosecution or any claim for damages;

19.2.2 Landlord perform on Tenant’s behalf any action this Lease obligates Tenant to perform;

19.2.3 At any time, or from time to time after any such termination of Tenant’s right to possession of the Premises, Landlord may re-let all or any part of the Premises, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period that would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent) as Landlord, in its absolute discretion, may determine and may collect and receive all rent; Landlord shall have no duty to mitigate any damages and shall in no way be responsible or liable for any failure to re-let all or any part of the Premises, or for any failure to collect any rent due upon any such re-letting;

19.2.4 Landlord shall be entitled, whether or not all or any part of the Premises has been re-let, to recover from Tenant, and Tenant shall pay to Landlord, the following amounts, as and for liquidated and agreed current damages for Tenant’s default, and all such amounts shall continue to be payable until the end of Term:

(A) The equivalent of the sum of Net Rent and Additional Rent, and all other damages and amounts to which Landlord is entitled, less

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(B) The net proceeds of any re-letting effected pursuant to this Section 19.2.4 after deducting all of Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorney fees, alteration costs, and expenses of preparation of all or any part of the Premises for such reletting; Tenant shall pay to Landlord such current damages, in the amount determined in accordance with this Section 19.2.4, as set forth in a written statement from Landlord to Tenant (the “Deficiency”), in monthly installments on the days on which the Net Rent is due, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency; and

19.2.5 Landlord shall be entitled at any time after Tenant’s right to possession is terminated, to elect to terminate this Lease by delivering a written notice of termination in accordance with Section 19.3.

19.3 Terminate Lease. Landlord may give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, and upon the date specified in such notice, this Lease and all rights of Tenant under this Lease shall expire and terminate, in which event, whether or not Landlord has collected any monthly Deficiency, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for final liquidated damages for Tenant’s default and Landlord’s loss of the benefit of its bargain under this Lease, and not as a penalty, an amount equal to the full Rent that would have been payable under this Lease during the lesser of (i) the 2-year period commencing on the termination date, or (ii) the remainder of the Term, provided that any amounts Tenant has paid to Landlord under Section 19.2.4 shall be credited against the amount due under this Section 19.3. Landlord and Tenant agree that Landlord’s actual damages would be difficult or impossible to ascertain, and that the amount set forth in this paragraph represents a reasonable and fair estimate of Landlord’s actual damages; and

19.4 Right to Cure. If Tenant fails to perform any of its obligations under this Lease beyond any applicable notice and cure period, Landlord may, at Landlord’s option without any obligation to do so, and in its sole discretion as to whether it is necessary to do so, perform any such obligation on Tenant’s behalf, without any liability or responsibility for any loss or damage Tenant or anyone holding under or through Tenant sustains as a consequence. If Landlord so performs any of Tenant’s obligations under this Lease, the full amount of the cost and expense entailed or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall promptly pay to Landlord upon demand, as Additional Rent, the full amount of such cost or expense with interest from the date of payment at the Default Rate.

19.5 Remedies Non-Exclusive. Landlord shall be entitled to exercise any other right or remedy allowed at law or in equity or by statute or otherwise. In the event of any breach or threatened breach by Tenant of this Lease, Landlord shall be entitled to

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enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though entry, reentry, summary proceedings and other remedies were not provided for in this Lease. Each remedy or right this Lease grants to Landlord shall be cumulative and shall be in addition to every other right or remedy this Lease grants Landlord, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or the beginning of the exercise by Landlord of any one or more of such rights or remedies shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies. Tenant hereby expressly waives, to the fullest extent permitted by Law, any and all right of redemption or reentry or repossession or to revive the validity and existence of this Lease if Tenant is dispossessed by a judgment or by order of any court having jurisdiction over the Premises or the interpretation of this Lease, in case of any entry, reentry or repossession by Landlord, or in case of any expiration or termination of this Lease. Tenant also acknowledges and agrees that, notwithstanding any other provision of this Lease to the contrary, Landlord shall have absolutely no obligation to relet all or any portion of the Premises or to take any other action whatsoever to mitigate its damages following either a termination of Tenant’s right to possession only or a termination of this Lease, except that Landlord shall list the Premises for rent with an experienced broker in the ordinary course of business. If Landlord does re-let all or any portion of the Premises, Landlord may do so for any rent and upon any other terms whatsoever in Landlord’s sole discretion, and Landlord shall have no obligation to Tenant to collect rent from or to otherwise enforce any rights or remedies against any subsequent tenant of all or any part of the Premises,

20. Landlord’s Default. Landlord shall not be deemed in breach or default of this Lease unless Landlord fails within a reasonable time to perform an obligation that this Lease requires Landlord to perform. For the purposes of this provision, and except to the extent this Lease expressly provides to the contrary, a reasonable time shall not be less than 30 days after Landlord receives a written notice specifying the nature of the obligation Landlord has not performed, provided, however, that if the nature of Landlord’s obligation is such that more than 30 days, after receipt of written notice, is reasonably necessary for its performance, then Landlord shall not be in breach or default of this Lease if performance of such obligation is commenced within such 30-day period and is thereafter diligently pursued to completion.

21. Parking. Tenant Parties shall be permitted to use the Tenant’s Number of Parking Spaces stated in the Basic Lease Information in the Common Area at no additional cost from time to time on a non-exclusive basis in common with the other tenants of the Property for the purpose of parking vehicles in connection with Tenant’s use of the Premises. Upon Tenant’s request, Landlord shall exercise commercially reasonable efforts to ensure that the Tenant’s Number of Parking Spaces is generally available for use by Tenant Parties, but Landlord shall not otherwise be required to enforce Tenant’s right to use such parking spaces. If at any time Landlord believes that Tenant Parties may be using more than Tenant’s Number of Parking Spaces, Tenant shall make all reasonable efforts Landlord requests to determine how many parking spaces Tenant Parties are using from time to time and to ensure that Tenant Parties do not use more than Tenant’s Number of Parking Spaces, including but not limited to ensuring that Tenant Parties do not park outside of any parking area that Landlord may designate from time to time in its discretion as being solely for use by Tenant

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Parties, provided that such area designated by Landlord is reasonably adjacent to the Premises and contains the Tenant’s Number of Parking Spaces. Tenant shall not be entitled to any designated or exclusive parking spaces or areas except for the short-term “Visitor Parking” stalls Exhibit A-2 to this Lease identifies. Tenant Parties shall not be entitled to use, and Tenant shall take all reasonable measures to prevent Tenant Parties from using, any parking spaces in the Common Area that may from time to time be designated for the exclusive use of any other tenant or tenants of the Property,

22. Signs. All signs and graphics of every kind visible in or from public view or corridors or the exterior of the Premises shall be subject to Landlord’s prior written approval (which Landlord shall not unreasonably withhold, condition, or delay) and shall be subject to any applicable Laws and in compliance with Landlord’s sign criteria as same may exist from time to time. Tenant shall remove all such signs and graphics before the termination of this Lease. Such installations and removals shall be made in a manner as to avoid damage or defacement of the Premises; and Tenant shall repair any damage or defacement, including without limitation, discoloration caused by such installation or removal. Landlord shall have the right, at its option, to deduct from the Security Deposit such sums as are reasonably necessary to remove such signs, including, but not limited to, the costs and expenses associated with any repairs necessitated by such removal, Notwithstanding the preceding provisions of this Section 22, in no event shall any (a) neon, flashing or moving sign(s) or (b) sign(s) that interfere with the visibility of any sign, awning, canopy, advertising matter, or decoration of any kind of any other business or occupant of the Buildings or the Property be permitted under this Lease. Tenant shall maintain any such sign, awning, canopy, advertising matter, lettering, decoration, or other thing as may be approved in good condition and repair at all times.

23. Sale of Premises. If Landlord sells or otherwise transfers the Premises or ceases to own the Premises, Landlord shall be entirely released from any and all of its obligations to perform or further perform under this Lease and from all liability under this Lease arising upon or with respect to any time on or after the date of such sale, transfer, or cessation, and the purchaser, at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease; provided that Landlord shall not be released from liability for payment of the Allowance (but only to the extent Tenant then remains potentially entitled under this Lease to request any remaining unpaid Allowance) unless the purchaser has expressly agreed to pay the Allowance to Tenant when due and Tenant is an intended third-party beneficiary of such written agreement. For purposes of this Section 23, the term “Landlord” means only the owner and/or agent of the owner as such parties exist as of the day on which Tenant executes this Lease. A ground lease or similar long term lease by Landlord of the entire Property shall be deemed a sale within the meaning of this Section 23. Tenant shall attorn to such new owner provided such new owner does not disturb Tenant’s use, occupancy, or quiet enjoyment of the Premises so long as Tenant is not in default of any of the provisions of this Lease,

24. Casualty Damage. If all or any part of the Premises is damaged by fire or other casualty, Tenant shall give prompt written notice of such damage to Landlord. If either of the Buildings is so damaged by fire or other casualty that substantial alteration or reconstruction of such Building will, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged

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by such fire or other casualty), Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within 60 days after the date of such damage, in which event the Rent shall be abated as of the date of such damage. In addition, if, in the reasonable judgment of Landlord’s contractor, the required repairs likely will take longer than 180 days to complete after they are commenced, Landlord shall give Tenant written notice within 45 clays after the date of the damage of the contractor’s determination and Tenant shall have the right to terminate this Lease by delivering a written termination notice to Landlord within 10 days after receiving Landlord’s notice, time being of the essence with respect to Tenant’s termination notice. If neither Landlord nor Tenant elects to terminate this Lease, and provided insurance proceeds and any contributions from Tenant, if necessary, are available to fully repair the damage, Landlord shall within 90 days after the date of such damage commence to repair and restore the Buildings and shall proceed with reasonable diligence to restore the Buildings (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately before the happening of the casualty; provided, Landlord shall not be required to rebuild, repair, or replace any part of Tenant’s furniture, furnishings or fixtures and equipment removable by Tenant or any improvements, alterations or additions installed by or for the benefit of Tenant under this Lease. Landlord shall not in any event be required to spend for such work an amount in excess of the insurance proceeds (excluding any deductible) and any contributions from Tenant, if necessary, actually received by Landlord as a result of the fire or other casualty. Landlord shall not be liable for any inconvenience or annoyance to Tenant, injury to the business of Tenant, loss of use of any part of the Premises by Tenant or loss of Tenant’s personal property resulting in any way from such damage or the repair of such damage, except that Rent shall equitably abate during the time and to the extent the Premises are unfit for occupancy. In the event any Mortgagee requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within 30 days after the date of notice to Tenant of any such event, whereupon all rights and obligations shall cease and terminate under this Lease. Notwithstanding the foregoing, if Landlord has not substantially completed the repairs this Section 24 requires within 270 days after the casualty occurs (subject to an extension of such period for any Tenant delay, provided that Landlord must give Tenant notice of any such delay promptly after Landlord becomes aware of the delay), Tenant may terminate this Lease upon 30 days’ written notice delivered to Lender and Mortgagee before Landlord has substantially completed such required repairs, provided that if the required repairs are substantially completed within 30 days after Tenant delivered its termination notice, the termination notice will be ineffective. Tenant will not have the right to terminate the Lease under this Section 24 with respect to such casualty damage, and the Lease shall remain in full force and effect with the same effect as if Tenant had never had a termination right under this Section 24.

25. Condemnation. If 25% or more of the Premises is condemned by eminent domain, inversely condemned, or conveyed in lieu of condemnation for any public or quasi-public or purpose (“Condemned”), then Tenant or Landlord may terminate this Lease as of the date when physical possession of the Premises is taken and title vests in such condemning authority, and Rent shall be adjusted to the date of termination. Tenant shall not because of such condemnation assert any claim against Landlord for any compensation because of such condemnation, and Landlord shall be entitled to receive the entire amount of any award without deduction for any

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estate of interest or other interest of Tenant provided however, that Tenant shall be entitled to make a separate claim with the taking authority for all losses suffered by Tenant in connection with the condemnation including without limitation Tenant’s trade fixtures, personal property and relocation expense, but only to the extent Tenant’s claim does not decrease any award to Landlord. If a substantial portion of the Premises, either of the Buildings, or the Property is so Condemned, Landlord at its option may terminate this Lease. If Landlord does not elect to terminate this Lease, Landlord shall, if necessary, promptly proceed to restore the Premises or the Building to substantially its same condition before such partial condemnation, allowing for the reasonable effects of such partial condemnation, and a proportionate allowance shall be made to Tenant, as solely determined by Landlord, for the Rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of such partial condemnation and restoration. Landlord shall not be required to spend funds for restoration in excess of the amount received by Landlord as compensation awarded.

26. Environmental Matters/Hazardous Materials.

26.1 Definition of Hazardous Materials. The term “Hazardous Materials” means: (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, that are or become regulated by any Environmental Laws; (b) petroleum, petroleum by products, gasoline, diesel fuel, or crude oil; (c) asbestos and asbestos containing material, in any form, whether friable or non-friable; (d) polychlorinated biphenyls; (e) radioactive materials; (f) lead and lead-containing materials; (g) any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law (defined below); and/or (h) any materials that cause or threatens to cause a nuisance upon or waste to any portion of the Premises, any other part of the Property, or any surrounding property, or poses or threatens to pose a hazard to the health and safety of persons on the Premises or any surrounding property,

26.2 Prohibition; Environmental Laws. Tenant may use and/or store Hazardous Materials that are necessary for Tenant’s business, provided that such usage and storage is in full compliance with any and all local, state and federal environmental, health and/or safety-related laws, statutes, orders, standards, courts’ decisions, ordinances, rules and regulations (as interpreted by judicial and administrative decisions), decrees, directives, guidelines permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future that are or become applicable to Tenant or all or any portion of the Premises (collectively, the “Environmental Laws”). Tenant shall not install any underground tanks anywhere on the Property. Tenant may not install any above-ground tanks, either inside or outside the Premises, without Landlord’s express written consent, which Landlord shall not unreasonably withhold, provided that: (a) Tenant shall install, use, maintain, repair, replace, and remove all such tanks in accordance with all applicable Laws, at Tenant’s sole cost and risk; (b) with respect to any above-ground tanks outside the Premises, Landlord shall be entitled to approve the location and require Tenant to install fences, visual screening, containment berms, landscaping, and other safety features or protections in Landlord’s sole discretion; and (c) Landlord may disapprove any tank outside the Premises if Landlord determines, in its sole discretion, that the proposed tank will materially adversely affect another tenant’s use or enjoyment of its Premises or the Property, the use or enjoyment of any common areas,

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Landlord’s operation of the Property or any potential alterations to the Property, or otherwise materially adversely affects the value of the Property. Tenant shall at all times remain the owner of and responsible party with respect to all tanks it installs or uses in the Premises or anywhere else on the Property, and Tenant shall remove all such tanks before the Term expires at its sole cost, including repairing all damage and remediating any contamination that occurs as a result of such removals. Landlord hereby consents to the above-ground storage tanks inside and outside the Premises on the Lease Date that are listed on the Exhibit E to this Lease. Landlord shall have the right at all times during the Term to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with this Section 26, and (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about the Premises, the Common Area and/or the parking lots (to the extent the Common Area and/or the parking lots are not considered part of the Premises). The cost of all such inspections, tests and investigations shall be borne solely by Tenant if Landlord reasonably believes they are necessary and they reveal a release or discharge of Hazardous Materials that is Tenant’s responsibility under this Lease. Landlord’s rights under this Section 26.2 shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of any Tenant Party with respect to Hazardous Materials, including without limitation, any Tenant Party’s operation, use and any remediation related to Hazardous Materials, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

26.3 Tenant’s Environmental Obligations. Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about the Premises, or in any Common Area or parking lots (to the extent such areas are not considered part of the Premises). Tenant, at its sole cost and expense, shall promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, prepare any feasibility studies or reports and perform any and all closures) any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the intentional or negligent acts or omissions of any Tenant Party such that the affected portions of the Property and any adjacent property are returned to the condition existing before the appearance of such Hazardous Materials. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent, which consent Landlord may not unreasonably withhold, condition, or delay so long as such actions would not potentially have a material adverse long-term or short-term effect on the Premises or any other part of the Property. Notwithstanding the preceding provisions of this Section 26.3, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent. Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction and for which such closures are required as a result of Tenant’s use and/or occupancy of Premises. If Tenant fails to

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so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, clean up, removal, restoration, closure and remediation work. All such work undertaken by Tenant, as required by this Lease, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises and the remainder of the Property after the satisfactory completion of such work,

26.4 Environmental Indemnity. In addition to Tenant’s obligations as set forth in this Lease, Tenant shall protect, indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and the other Indemnitees harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses (including, without limitation, diminution in value of all or any part of the Premises or any other part of the Property, damages for the loss of or restriction on the use of rentable or usable space, suits, administrative proceedings and costs (including, but not limited to, attorney and consultant fees and court costs) arising at any time during or after the Term in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about the Premises, or in any Common Area or parking lots (to the extent such areas are not considered part of the Premises) as a result (directly or indirectly) of the intentional or negligent acts or omissions of any Tenant Party. Neither the written consent of Landlord to the presence, use, or storage of Hazardous Materials in, on, under, or about any portion of the Premises or any other part of the Property, nor Tenant’s strict compliance with all Environmental Laws shall excuse Tenant from its obligations of indemnification under this Lease. To the extent Landlord is strictly liable under any Environmental Laws, Tenant’s obligations to Landlord under this Section 26 and the indemnity contained shall likewise be without regard to fault on Tenant’s part with respect to the violation of any Environmental Law that results in liability to any of the Indemnitees. Tenant shall not be relieved of its indemnification obligations under the provisions of this Section 26 as a result of Landlord’s status as either an “owner” or “operator” under any Environmental Laws

26.5 Survival. Tenant’s obligations and liabilities under this Section 26 shall survive the expiration or earlier termination of this Lease.

27. Financial Statements. Tenant, for the reliance of Landlord, any Mortgagee, or any prospective Mortgagee or purchaser of all or any part of the Buildings or the Property, within 10 days after Landlord’s request, shall deliver to Landlord the then current audited financial statements of Tenant, which statements shall be prepared or compiled by a certified public accountant and shall present fairly the financial condition of Tenant at such dates and the result of its operations and changes in its financial positions for the periods ended on such dates. If an audited financial statement has not been prepared, Tenant shall provide Landlord with an unaudited financial statement and/or such other information, the type and form of which are acceptable to Landlord in Landlord’s reasonable discretion, that reflects the financial condition of Tenant.

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28. Holding Over. If Tenant holds possession of the Premises after the expiration of the Term with Landlord’s consent (which consent Landlord may withhold, condition, or delay in its sole and absolute discretion), Tenant shall become a tenant from month-to-month under a new tenancy upon all applicable terms and conditions of this Lease, except that the monthly Net Rent during such hold over period shall be 125% of the Net Rent due on the last month of the Term. Landlord’s acceptance of the monthly Net Rent without the additional increase in Net Rent specified in the preceding sentence shall not be deemed or construed as a waiver by Landlord of any of its rights to collect at any time the increased amount of the Net Rent this Section 28 obligates Tenant to pay, including retroactively to the first day after the expiration of the scheduled Term. Such month-to-month tenancy shall not constitute a renewal or extension for any further term. All options, if any, that this Lease grants shall be deemed automatically terminated and be of no force or effect during such month-to-month tenancy. Tenant shall continue in possession until such tenancy shall be terminated by either Landlord or Tenant giving written notice of termination to the other party at least 30 days before the effective date of termination. This Section 28 shall not be construed as Landlord’s permission for Tenant to hold over, and if Tenant holds over without Landlord’s consent, Tenant shall be liable for all damages Landlord suffers as a result of such holding over, including but not limited to any lost rent and other damages Landlord suffers as a result of being unable to deliver possession of the Premises to a subsequent tenant immediately after the Term expires.

29. Broker Commissions. Landlord and Tenant each represents and warrants for the benefit of the other that it has had no dealings with any real estate broker, agent or finder in connection with the Premises and/or the negotiation of this Lease, except for the broker or brokers identified in the Basic Lease Information (the “Brokers”), and that it knows of no other real estate broker, agent or finder who is or might be entitled to a real estate brokerage commission or finder’s fee in connection with this Lease or otherwise based upon contacts between the claimant and Tenant. Each party shall indemnify and hold harmless the other from and against any and all liabilities or expenses arising out of claims made for a fee or commission by any real estate broker, agent, or finder in connection with the Premises and this Lease other than the Brokers resulting from the actions of the indemnifying party. Any real estate brokerage commission or finder’s fee payable to the Broker in connection with this Lease shall only be payable and applicable to the Initial Term and to the extent of the Premises as same exist as of the date on which Tenant executes this Lease. Unless expressly agreed to in writing by Landlord and the Brokers, no real estate brokerage commission or finder’s fee shall be owed to, or otherwise payable to, the Brokers for any extensions or renewals of the Initial Term or for any additional space leased by Tenant other than the Premises Tenant will occupy on the Commencement Date. Tenant further represents and warrants to Landlord that Tenant will not receive (i) any portion of any brokerage commission or finder’s fee payable to the Brokers in connection with this Lease or (ii) any other form of compensation or incentive from the Brokers with respect to this Lease.

30. General Provisions.

30.1 Time. Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

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30.2 Successors and Assigns. The covenants and conditions in this Lease, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of Landlord and Tenant.

30.3 No Recordation. Tenant shall not record this Lease or a short form memorandum of this Lease.

30.4 Landlord’s Personal Liability. Landlord’s liability (which, for the purposes of this Lease, shall include Landlord and the owner of the Buildings if other than Landlord) to Tenant for any default by Landlord under this Lease shall be limited to the actual interest of Landlord and its present or future partners in the Property, and Tenant shall look solely to Landlord’s interest in the Property (and the rents therefrom and insurance proceeds with respect thereto) for satisfaction of any liability and shall not look to other assets of Landlord nor seek any recourse against the assets of the individual partners, directors, officers, shareholders, agents or employees of Landlord; it being intended that Landlord and the individual partners, directors, officers, shareholders, agents or employees of Landlord shall not be personally liable in any manner whatsoever for any judgment or deficiency. The liability of Landlord under this Lease is limited to its actual period of ownership of title to the Buildings, and Landlord shall be automatically released from further performance under this Lease and from all further liabilities and expenses under this Lease upon and following the transfer of Landlord’s interest in the Buildings.

30.5 Separability. Any provisions of this Lease that proves to be invalid, void, or illegal shall in no way affect, impair, or invalidate any other provisions of this Lease and such other provision shall remain in full force and effect.

30.6 Choice of Law. This Lease shall be governed by the internal laws of the State of Minnesota, without giving effect to any choice of law principles.

30.7 Attorney Fees. If any dispute between the parties results in litigation or any other proceeding, the party that does not prevail shall reimburse the prevailing party for all actual costs and expenses, including, without limitation, reasonable attorney and expert fees and costs the prevailing party incurs in connection with such litigation or other proceeding, including any appeals. For purposes of this Section, the term “prevailing party” shall be defined to mean the party whose position in such litigation or proceeding is substantially upheld. Such costs, expenses, and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any.

30.8 Entire Agreement. This Lease supersedes any prior agreements, representations, negotiations, or correspondence between the parties, and contains the entire agreement of the parties on matters it covers. No other agreement, statement, or promise made by any part, that is not in writing and signed by all parties to this Lease, shall be binding.

30.9 Waiver. No delay or omission by Landlord or Tenant in the exercise of any right or remedy with respect to any default by the other party shall impair such light or remedy or be construed as a waiver by such party. The subsequent

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acceptance of Rent by Landlord after any breach by Tenant of this Lease shall not be deemed a waiver of such breach, other than a waiver of timely payment for the particular Rent payment involved, and shall not prevent Landlord from maintaining an eviction or other action based on such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Lease. No failure, partial exercise, or delay on the part of Landlord in exercising any right, power, or privilege under this Lease shall operate as a waiver of such right, power, or privilege.

30.10 Notices. Any and all notices and demands required or permitted to be given under this Lease shall be in writing and shall be sent: (a) by United States mail, certified and postage prepaid; or (b) by personal delivery; or (c) by overnight courier, addressed to Landlord or Tenant or any Mortgagee entitled to notice under Section 15.3 above; or (d) by fax or email followed by a confirmatory letter sent within 2 business days in another manner permitted this Section 30.10 permits at its notice address set forth in the Basic Lease Information. Notice and/or demand shall be deemed given upon the earlier of actual receipt or the third day following deposit in the United States mail. Notice and/or demand by fax or email shall be complete upon receipt. The parties to this Lease may change their addresses by giving notice of the new address to the other in accordance with this Section 30.10.

30.11 Joint and Several. If Tenant consists of more than one person or entity, the obligations of all such persons or entities shall be joint and several.

30.12 Waiver of Jury Trial. Landlord and Tenant waive trial by jury in any action, proceeding, or counterclaim either of them brings against the other on any matters whatsoever arising out of or in any way related to this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or any other part of the Property, and/or any claim of injury, loss, or damage.

30.13 No Merger. Neither Tenant’s voluntary or other surrender of this Lease, nor the parties’ mutual termination or cancellation of this Lease, nor a termination of this Lease by Landlord for a default by Tenant under this Lease, shall work a merger with any Sublease, and Landlord may, in the event of any such occurrence, elect, at its sole option, by written notice to the subtenant or subtenants, either terminate or assume, as the landlord, all or any then-existing Subleases.

30.14 Survival. Except to the extent this Lease expressly states to the contrary, all of Tenant’s and Landlord’s liabilities and obligations under this Lease shall, to the fullest extent permitted by Law, survive the expiration of the Term or the earlier cancellation or termination of this Lease.

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30.15 Quiet Enjoyment. Subject to the terms of this Lease, Tenant shall and may peaceably and quietly hold and enjoy possession of the Premises during the Term.

Signature Page Follows

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Landlord and Tenant hereby execute and deliver this Lease Agreement as of the Lease Date.

AppTec Laboratory Services, Inc.

By:	/s/ William D. Smith
Name:	William D. Smith
Its:	VP Finance and Treasurer

1201 Northland Drive LLC

By:	/s/ John C Sholtz
Name:	John C Sholtz
Its:	Manager

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